As filed with the Securities and Exchange Commission on May 2, 2005

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

           FLORIDA                CORD BLOOD AMERICA, INC.       65-1078768
(State or Other Jurisdiction of   (Name of Registrant in      (I.R.S. Employer
 Incorporation or Organization)        Our Charter)          Identification No.)

                                                                           MATTHEW L. SCHISSLER
   9000 WEST SUNSET BOULEVARD                                           9000 WEST SUNSET BOULEVARD
           SUITE 400                          8071                             SUITE 400
WEST HOLLYWOOD, CALIFORNIA 90069        (Primary Standard            WEST HOLLYWOOD, CALIFORNIA 90069
(Address and telephone number of     Industrial Classification      (Name, address and telephone number
   Principal Executive Offices            Code Number)                   of agent for service)
and Principal Place of Business)

                                            Copies to:
         Clayton E. Parker, Esq.                                        Christopher K. Davies, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP                     Kirkpatrick & Lockhart Nicholson Graham LLP
   201 S. Biscayne Boulevard, Suite 2000                           201 S. Biscayne Boulevard, Suite 2000
            Miami, Florida 33131                                           Miami, Florida 33131
          Telephone: (305)539-3300                                       Telephone: (305)539-3300
         Telecopier: (305)358-7095                                       Telecopier: (305)358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                           PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)      PRICE (1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share           27,800,859 shares (2)       $0.19      $5,282,163.21         $621.46
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                               27,800,859 shares (2)       $0.19      $5,282,163.21         $621.46
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.
(2) Of these shares, 25,510,204 are being registered under a Standby Equity Distribution Agreement and 1,239,029 were issued as a one-time commitment fee to Cornell Capital Partners, LP.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                        Subject to completion, dated May 2, 2005

                            CORD BLOOD AMERICA, INC.
                        27,800,859 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 27,800,859 shares of common stock of Cord Blood America, Inc. ("Cord Blood") by certain persons who are stockholders of Cord Blood, including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 15. Cord Blood is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Cord Blood will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the "Equity Distribution Agreement"), which was entered into on March 22, 2005 between Cord Blood and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Cord Blood. Cord Blood has agreed to allow Cornell Capital Partners to retain a fee of 5% of the proceeds raised under the Equity Distribution Agreement.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "CBAI.OB". The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 29, 2005, the last reported sale price of our common stock was $0.17 per share. These prices will fluctuate based on the demand for the shares of our common stock.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is May ___, 2005

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .........................................................  1
THE OFFERING ...............................................................  2
RISK FACTORS ...............................................................  6
FORWARD-LOOKING STATEMENTS ................................................. 14
SELLING STOCKHOLDERS ....................................................... 15
USE OF PROCEEDS RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT ............ 17
DILUTION ................................................................... 18
STANDBY EQUITY DISTRIBUTION AGREEMENT ...................................... 19
PLAN OF DISTRIBUTION ....................................................... 21
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS .................................................... 23
DESCRIPTION OF BUSINESS .................................................... 30
MANAGEMENT ................................................................. 36
DESCRIPTION OF PROPERTY .................................................... 40
LEGAL PROCEEDINGS .......................................................... 40
PRINCIPAL STOCKHOLDERS ..................................................... 40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................. 42
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS .............................. 43
DESCRIPTION OF SECURITIES .................................................. 45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING
  AND FINANCIAL DISCLOSURE ................................................. 47
EXPERTS .................................................................... 47
LEGAL MATTERS............................................................... 47
HOW TO GET MORE INFORMATION................................................. 47
PART II  ..................................................................II-1
FINANCIAL STATEMENTS........................................................F-i

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS ONLY A SUMMARY OF THE INFORMATION, FINANCIAL STATEMENTS AND NOTES INCLUDED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS BEFORE MAKING ANY INVESTMENT IN CORD BLOOD.

OVERVIEW

         Cord Blood America, Inc. is a Florida corporation, which was formed in 1999. We did not commence business operations until we acquired Cord Partners, Inc., a Florida corporation, as of March 31, 2004. Since Cord Partners' formation in January 2003, Cord Partners has been, and continues to be, engaged in the business of collecting, testing, processing and preserving umbilical cord blood, thereby allowing families to preserve cord blood at the birth of a child for potential use in future stem cell therapy, which is the current business of Cord Blood.

         Effective March 31, 2004, we executed an Agreement for the Exchange of Common Stock with Cord Partners, Inc., and acquired them. Shortly before the acquisition of Cord Partners, Cord Blood changed its name from D&A Lending, Inc. to Cord Blood America, Inc.

GOING CONCERN

         Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $1,808,793 as of December 31, 2004. In addition, for the year ended December 31, 2004 we have consumed cash in our operating activities of $1,090,782 and have a working capital deficit of $1,441,441 as of December 31, 2004. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

ABOUT US

         Our principal executive offices are located at 9000 West Sunset Boulevard, Suite 400, West Hollywood, California 90069. Our telephone number is
(310) 432-4090, and our consumer website is located at www.cordblood-america.com.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Cord Blood. Cornell Capital Partners intends to sell up to 27,749,233 shares of common stock, 25,510,204 of which are under the Equity Distribution Agreement, 1,239,029 shares of common stock which were issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement and 1,000,000 shares are being registered under warrants received from Cord Blood. In addition, Newbridge Securities Corporation intends to sell up to 51,626 shares of common stock. The commitment amount of the Equity Distribution Agreement is $5,000,000. At an assumed offering price of $0.196 per share, Cord Blood should be able to receive the entire $5,000,000 in gross proceeds under the Equity Distribution Agreement.

         On March 22, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Cord Blood may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5,000,000. The purchase price for our shares is equal to 98%, or a 2% discount, of the offering price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $250,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received 1,239,029 shares of common stock issued as a one-time commitment fee under the Equity Distribution Agreement on March 22, 2005. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. On March 22, 2005, Cord Blood entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, Cord Blood paid Newbridge Securities Corporation a one-time placement agent fee of 51,626 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.

         On April 27, 2005 we received a loan from Cornell Capital Partners in the amount of $350,000 and issued a promissory note to them for the amount of the loan. The promissory note accrues interest at a rate of 12% per annum and is due and payable nine months from the date of issuance. Pursuant to the terms of the note we have issued to Cornell Capital Partners a warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.20 per share and we are registering all of the 1,000,000 shares of common stock in this registration statement.

         As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.196 per share and 25%, 50% and 75% discounts to the assumed market price.

  Assumed Offering:             $0.1960       $0.1470      $0.0980       $0.0490
  No. of Shares(1):          25,510,204    25,510,204   25,510,204    25,510,204
  Total Outstanding (2):     58,601,429    58,601,429   58,601,429    58,601,429
  Percent Outstanding (3):       43.53%        43.53%       43.53%        43.53%
  Net Cash to Cord Blood:     4,665,000     3,477,500    2,290,000     1,102,500

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

COMMON STOCK OFFERED1               27,800,859 shares by selling stockholders

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING BEFORE
  THE OFFERING                      33,091,225 shares as of April 25, 2005

USE OF PROCEEDS                     We will not receive any proceeds of the
                                    shares offered by the selling stockholders.
                                    Any proceeds we receive from the sale of common stock under the Equity Distribution
                                    Agreement will be used for general working capital purposes. See "Use of Proceeds."


RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD
  SYMBOL                            CBAI.OB

----------
1 Excludes up to 25,510,204 shares of our common stock that will be issued under the Equity Distribution Agreement..

                          SUMMARY FINANCIAL INFORMATION
                          FOR CORD BLOOD AMERICA, INC.

                               BALANCE SHEET DATA

                                                                                FOR THE YEAR
                                                                                   ENDED
                                                                                DECEMBER 31,
                                                                                    2004
                                                                                 -----------

                                     ASSETS

Current assets:
  Cash                                                                           $   112,673
  Certificates of deposit                                                             75,000
  Accounts receivable, net of allowance for doubtful accounts of $13,516              94,262
                                                                                 -----------
    Total current assets                                                             281,935

Property and equipment, net                                                           16,227
Deposit                                                                               20,000
Other assets                                                                           2,062
                                                                                 -----------
  Total assets                                                                   $   320,224
                                                                                 ===========

                         LIABILITIES AND CAPITAL DEFICIT

Current liabilities:
  Accounts payable                                                               $   361,161
  Accrued expenses                                                                   271,218
  Deferred revenue                                                                   135,177
  Due to related party                                                                15,215
  Capital lease obligations, current portion                                           3,630
  Notes payable                                                                      936,975
                                                                                 -----------
    Total current liabilities                                                      1,723,376

Capital lease obligations, net of current portion                                      4,159
                                                                                 -----------
  Total liabilities                                                                1,727,535

Capital deficit:
  Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding -- Common stock, $.0001 par value, 100,000,000 shares authorized, 25,429,600 shares issued and
    outstanding                                                                        2,543
  Additional paid-in capital                                                         398,939
  Accumulated deficit                                                             (1,808,793)
                                                                                 -----------
    Total capital deficit                                                         (1,407,311)
                                                                                 -----------
    Total liabilities and capital deficit                                        $   320,224
                                                                                 ===========



                        SUMMARY FINANCIAL INFORMATION FOR
                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

                            STATEMENT OF OPERATIONS

                                                 FOR THE YEAR      FOR THE YEAR
                                                     ENDED            ENDED
                                                  DECEMBER 31,      DECEMBER 31,
                                                     2004              2003
                                                 ------------       ---------
Revenues                                         $    751,850         281,175
Cost of revenues                                     (597,348)       (198,770)
                                                 ============       =========
  Gross profit                                        154,502          82,405
Selling, general and administrative expenses        1,860,944         128,243
                                                 ------------       ---------
  Loss from operations                             (1,706,442)        (45,838)
Interest expense                                      (56,513)             --
                                                 ------------       ---------
  Net loss before income taxes                     (1,762,955)        (45,838)
Income taxes                                               --              --
                                                 ------------       ---------
  Net loss                                       $ (1,762,955)        (45,838)
                                                 ============       =========
Basic and diluted loss per share                 $      (0.07)          (2.78)
                                                 ============       =========
Weighted average common shares outstanding         24,933,182          16,500
                                                 ============       =========

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

                          RISKS RELATED TO OUR BUSINESS

MANAGEMENT RECOGNIZES THAT WE MUST RAISE ADDITIONAL FINANCING TO FUND OUR ONGOING OPERATIONS AND IMPLEMENT OUR BUSINESS PLAN OR WE COULD BE FORCED TO CURTAIL OR CEASE OPERATIONS

         It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

         Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Equity Distribution Agreement. The amount of each advance under the Equity Distribution Agreement is subject to a maximum amount equal to $250,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION BY OUR INDEPENDENT AUDITORS WHICH HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN

         Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $1,803,793 as of December 31, 2004. In addition, for the year ended December 31, 2004 we have consumed cash in our operating activities of $1,090,782 and have a working capital deficit of $1,441,441 as of December 31, 2004. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

IF OUR UMBILICAL CORD BLOOD PROCESSING AND STORAGE SERVICES DO NOT ACHIEVE CONTINUED MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO GENERATE REVENUE NECESSARY TO SUPPORT OUR BUSINESS, WHICH COULD RESULT IN A TERMINATION OF OUR OPERATIONS

         We anticipate that service fees from the processing and storage of umbilical cord blood will comprise a large portion of our revenues for the foreseeable future and, therefore, our future success depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners. The time and expense required to accomplish such education and awareness of our services and its potential benefits could adversely affect market acceptance. Successful commercialization of our services will also require that we satisfactorily address the needs of various medical practitioners that constitute a target market to reach consumers of our services and to address potential resistance to recommendations for our services. If we are unable to gain market acceptance of our services, we will not be able to generate enough revenue to achieve and maintain profitability.

WE MAY NOT BE ABLE TO INCREASE SALES OR OTHERWISE SUCCESSFULLY OPERATE OUR BUSINESS, WHICH COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION

         We believe that the key to our success is to increase sales of our cord blood preservation services and thereby increase our revenues and available cash. Our success in this regard will depend in large part on widespread market acceptance of cryopreservation of cord blood and our efforts to educate potential customers and sell our services. Our efforts to increase our sales and revenues could be adversely impacted by other risks to our business described below, including termination of our agreement with Bergen Community Regional Blood Center, a failure, discontinuance or disruption of the Bergen Community Regional Blood Center to preserve stored cord blood, termination of our agreement with PharmaStem and increased competition from other providers of cord blood storage services.

         There can be no assurance that we will be able to increase our sales or effectively operate our business. To the extent we are unable to achieve growth in sales, we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on our operating plans and estimates of future sales and revenues and are subject to increase as we implement our strategy. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely effected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our revenue could be adversely affected.

WE ARE DEPENDENT UPON A THIRD PARTY FACILITY FOR THE STORAGE OF UMBILICAL CORD BLOOD; IF OUR STORAGE ARRANGEMENTS TERMINATE FOR ANY REASON, WE MAY NOT BE ABLE TO PROVIDE CORD BLOOD BANKING SERVICES FOR SOME PERIOD OF TIME

         We do not own or operate a storage facility for umbilical cord blood. All cord blood collected from our customers is stored at Bergen Community Regional Blood Center in Paramus, New Jersey. If our storage arrangements with Bergen Community Regional Blood Center terminate for any reason, then we may not be able to continue to provide our cord blood banking services for some period of time. Even if we are able to negotiate an extension of our existing agreement or enter into one or more new agreements, we may not be able to obtain favorable terms.

A FAILURE IN THE PERFORMANCE OF OUR CRYOPRESERVATION STORAGE FACILITY OR SYSTEMS COULD HARM OUR BUSINESS AND REPUTATION

         To the extent our cryopreservation storage service is disrupted, discontinued or the performance is impaired, our business and operations could be adversely affected. We store all of our specimens at the Bergen Community Regional Blood Center in Paramus, New Jersey. Any failure, including network, software, hardware or equipment failure, that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Specimen damage, including loss in transit to the Bergen Community Regional Blood Center facility, could result in litigation against us and reduced future revenue, which in turn could be harmful to our reputation. While our agreement with Bergen Community Regional Blood Center requires both parties to maintain commercial general liability insurance in amounts of not less than $1,000,000 per incident and $3,000,000 annual aggregate amount, such insurance coverage may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Any material disruption in our ability to maintain continued, uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur.

WE ARE DEPENDENT UPON A PATENT LICENSE AGREEMENT FOR CERTAIN TECHNOLOGY AND PROCESSES UTILIZED TO COLLECT, PROCESS AND STORE UMBILICAL CORD BLOOD; IF OUR LICENSING ARRANGEMENT TERMINATES FOR ANY REASON, WE MAY NOT BE ABLE TO COLLECT, PROCESS OR STORE UMBILICAL CORD BLOOD FOR SOME PERIOD OF TIME

         Pursuant to the Patent License Agreement, Cord Partners may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents may remain in effect. If our licensing arrangement with PharmaStem terminates for any reason, then we may not be able to provide our cord blood banking services for some period of time. Even if we are able to negotiate a new agreement with PharmaStem, we may not be able to obtain favorable terms.

IF WE DO NOT OBTAIN AND MAINTAIN NECESSARY DOMESTIC REGULATORY REGISTRATIONS, APPROVALS AND COMPLY WITH ONGOING REGULATIONS, WE MAY NOT BE ABLE TO MARKET OUR CORD BLOOD BANKING SERVICES

         The cord blood banking services provided by us are currently subject to FDA regulations requiring infectious disease testing. We have registered with the FDA as a cord blood banking service, listed our products with the FDA, and will be subject to FDA inspection. In addition, the FDA has proposed new good tissue practice regulations that would establish a comprehensive regulatory program for human cellular and tissue-based products as well as proposed rules for donor suitability. We believe that we are in compliance with existing regulatory requirements.

         We may not be able to comply with any future regulatory requirements that may be imposed on us, including product standards that may be developed after the date hereof. Moreover, the cost of compliance with government regulations may adversely affect our revenue and profitability. Failure to comply with applicable regulatory requirements can result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution. Delays or failure to obtain registrations could have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably in the future.

         Of the states in which we provide cord blood banking services, only New Jersey and New York currently require that cord blood banks be licensed. Our cord blood storage facility is currently licensed to operate in these two states. If other states adopt requirements for the licensing of cord blood banking services, either our cord blood storage facility or we, would have to obtain licenses to continue providing services in those states.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

         Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

THE FDA COULD REQUIRE US TO OBTAIN APPROVAL OF OUR CORD BLOOD COLLECTION KITS

         Consistent with industry practice, the Cord Partners cord blood collection kits have not been cleared as a medical device. The FDA could at any time require us to obtain medical device pre-market notification clearance or approval for the collection kits. Securing any necessary medical device clearance or approval for the cord blood collection kits may involve the submission of a substantial volume of data and may require a lengthy substantive review. This could increase our costs and reduce our profitability. The FDA could also require that we cease using the collection kit and require us to obtain medical device pre-market notification clearance or approval prior to further use of the kits. This could cause us to cease to operate our business for some period of time.

BECAUSE OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL AND THERAPEUTIC CHANGES AND NEW DEVELOPMENTS, OUR FUTURE SUCCESS WILL DEPEND ON THE CONTINUED VIABILITY OF THE USE OF STEM CELLS

         Our success will depend, to a significant extent, upon our ability to enhance and expand the use and utility of our services so that they gain increased market acceptance. There can be no assurance that expectant parents will use our services or that our services will provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations. The use of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells obsolete and unmarketable. In addition, there may be significant advances in other treatment methods, such as genetics, or in disease prevention techniques, which could significantly reduce the need for the services we provide.

OUR INFORMATION SYSTEMS ARE CRITICAL TO OUR BUSINESS AND A FAILURE OF THOSE SYSTEMS COULD MATERIALLY HARM US

         We depend on our ability to store, retrieve, process and manage a significant amount of information. If our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

THE CORD BLOOD BANKING MARKET IS INCREASINGLY COMPETITIVE

         Cord blood banking and stem cell preservation is becoming an increasingly competitive business. The barriers to entry are relatively low. Our business faces competition from other operators of cord blood and stem cell preservation businesses and providers of cord blood and stem cell storage services. Certain of our competitors have greater financial and other resources than we do. Competitors with greater access to financial resources may enter our markets and compete with us. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business on terms that are favorable to us.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL, WHICH COULD BE DETRIMENTAL TO OUR OPERATIONS

         Our success largely depends on the efforts and abilities of our Chief Executive Officer, Matthew L. Schissler. The loss of his services could materially harm our business because of the cost and time necessary to find his successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our Chief Executive Officer. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

THE OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED IN THE HANDS OF OUR EXISTING DIRECTORS AND EXECUTIVE OFFICERS; AS A RESULT, YOU MAY NOT BE ABLE TO EXERT MEANINGFUL INFLUENCE ON SIGNIFICANT CORPORATE DECISIONS

         Our directors and executive officers beneficially own, in the aggregate, approximately 58.78% of our outstanding shares of common stock as of April 20, 2005. These persons, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, have the ability to control the management and affairs of our company. This concentration of ownership may harm the market price of our common stock by delaying or preventing a change in control of our company at a premium price even if beneficial to our other stockholders.

VARIOUS ANTI-TAKEOVER PROVISIONS ARE CONTAINED IN OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND OUR AMENDED AND RESTATED BYLAWS; AS A RESULT, ANY TAKEOVER OF THE COMPANY MAY BE DELAYED OR DISCOURAGED AND THE ABILITY OF THE SHAREHOLDERS TO CHANGE THE DIRECTION AND MANAGEMENT OF THE COMPANY MAY BE DELAYED OR LIMITED

         Our Amended and Restated Articles of Incorporation provide for a staggered Board of Directors. Mr. Vicente's term expires in 2005, Mr. Weir's term expires in 2006 and Mr. Schissler's term expires in 2007. Our Amended and Restated Articles of Incorporation, as amended, also provide for a substantial number of shares of common stock and "blank check" preferred stock authorized for issuance solely by action of the Board of Directors. Our Amended and Restated Bylaws provide, among other things, that nominations for election to our Board of Directors, other than those made by the Board of Directors, must be made by written notification delivered to the Company not less than 20 and not more than 50 days prior to any annual or special meeting of shareholders called for the election of directors. Such provisions may have the effect of delaying or discouraging any takeover of the Company by others or otherwise delaying or limiting the shareholders' ability to change the direction and management of the Company.

WE ARE SUBJECT TO PRICE VOLATILITY DUE TO OUR OPERATIONS MATERIALLY FLUCTUATING; AS A RESULT, ANY QUARTER-TO-QUARTER COMPARISONS IN OUR FINANCIAL STATEMENTS MAY NOT BE MEANINGFUL

         As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

         o    our ability to retain existing clients and customers;

         o our ability to attract new clients and customers at a steady rate;

         o    our ability to maintain client satisfaction;

         o    the extent to which our products gain market acceptance;

         o    the timing and size of client and customer purchases;

         o    introductions of products and services by competitors;

         o    price competition in the markets in which we compete;

         o    our ability to attract, train, and retain skilled management;

         o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

         o general economic conditions and economic conditions specific to media distribution and music.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN MARKETS WHERE OUR COMPETITORS HAVE MORE RESOURCES

         Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Cord Blood. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

IF WE ARE UNABLE TO RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND SERVICES WHICH CHARACTERIZE OUR INDUSTRY, OUR BUSINESS AND FINANCIAL CONDITION COULD BE NEGATIVELY AFFECTED

         Our business is directly impacted by changes in the Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO MANAGE GROWTH, WHICH MAY IMPACT OUR POTENTIAL PROFITABILITY

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

          o    Establish definitive business strategies, goals and objectives.

          o    Maintain a system of management controls.

          o Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 33,091,225 shares of common stock outstanding as of April 25, 2005, 4,524,600 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining 28,566,625 of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE AND WILL HAVE AN INCENTIVE TO SELL ITS SHARES, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

         Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

         Cornell Capital Partners may be deemed to beneficially own the shares of common stock to be issued to Cornell Capital Partners corresponding to a particular advance notice form us even before such shares of common stock have been delivered to Cornell Capital Partners and may sell those shares before they have been delivered. Such sales may cause our stock price to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market 27,800,859 shares of common stock being registered in this offering. That means that up to 27,800,859 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Cord Blood has not performed in such a manner to show that the equity funds raised will be used to grow Cord Blood. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

         Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "PENNY STOCK" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

          o    With a price of less than $5.00 per share;

          o    That are not traded on a "recognized" national exchange;

          o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

          o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement we have signed with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $250,000 during any seven trading day period. Based on an assumed offering price of $0.196 per share, we will be able to draw a total amount of $5,000,000 in gross proceeds under the Equity Distribution Agreement. This amount will utilize all of the 25,510,204 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.0196 per share, we would need to register additional shares to fully utilize the funds available under the Equity Distribution Agreement.

WE MAY NOT BE ABLE TO OBTAIN A CASH ADVANCE UNDER THE EQUITY DISTRIBUTION AGREEMENT IF CORNELL CAPITAL PARTNERS HOLDS MORE THAN 9.9% OF OUR COMMON STOCK

         In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to Cord Blood. A description of each selling stockholder's relationship to Cord Blood and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                            PERCENTAGE
                                           PERCENTAGE                           OF
                                               OF                           OUTSTANDING
                                          OUTSTANDING     SHARES TO BE     SHARES TO BE                        PERCENTAGE OF
                                             SHARES         ACQUIRED         ACQUIRED                           OF SHARES
                            SHARES        BENEFICIALLY      UNDER THE        UNDER THE                         BENEFICIALLY
                         BENEFICIALLY        OWNED           EQUITY           EQUITY         SHARES TO BE         OWNED
                         OWNED BEFORE        BEFORE       DISTRIBUTION     DISTRIBUTION      SOLD IN THE          AFTER
SELLING STOCKHOLDER        OFFERING       OFFERING (1)      AGREEMENT        AGREEMENT         OFFERING        OFFERING (1)
------------------       ------------     ------------    -------------    -------------     ------------      ------------
                            SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH CORD BLOOD
Cornell Capital
  Partners, L.P.          1,701,152(3)       4.99%       25,510,204           43.53%         26,749,233 (2)        0%

CONSULTANTS AND OTHERS
Newbridge Securities
  Corporation                51,626              *               --                *             51,626            0%
                          ---------          ----        ----------           -----          ----------        -----
TOTAL                     1,752,778          4.99%       25,510,204           43.53%         26,800,859            0%
                          =========          ====        ==========           =====          ==========        =====

---------------
*        Equals less than 1%.
(1) Applicable percentage of ownership is based on 33,091,225 shares of common stock outstanding as of April 25, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of April 20, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 25, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.
(2) Includes the 25,510,204 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement and 1,239,029 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement.
(3) Includes 1,239,029 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee and shares of Cord Blood's common stock underlying a warrant issued to Cornell Capital Partners.

         The following information contains a description of each selling stockholder's relationship to Cord Blood and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with Cord Blood, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH CORD BLOOD

         CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Cord Blood. Those transactions are explained below:

         EQUITY DISTRIBUTION AGREEMENT. On March 22, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Cord Blood may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5,000,000. The purchase price for the shares is equal to 98% of the market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within seven trading days of a prior advance. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 1,239,029 shares of our common stock as a one-time commitment fee. Cornell Capital Partners is entitled to retain a fee of 5% of each cash advance.

         There are certain risks related to sales by Cornell Capital Partners, including:

         The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

         To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

         The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

         NEWBRIDGE SECURITIES CORPORATION. On March 22, 2005, we entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 51,626 restricted shares of common stock on March 22, 2005, equal to approximately $10,000 based on our stock price on the date of March 22, 2005.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Cord Blood so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS
                 RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 25,510,204 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price under the Equity Distribution Agreement of the shares purchased under the Equity Distribution Agreement will be equal to 98% of the market price which is defined as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 5% of each cash advance we receive.

         Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $250,000 every seven trading days or more than $5,000,000 over 24 months. We are issuing 25,510,204 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. If we were to utilize the entire $5,000,000 available under the Equity Distribution Agreement, we should receive $4,665,000 in net proceeds.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a 5% retainer payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.


GROSS PROCEEDS                                            $1,000,000       $ 3,000,000     $ 5,000,000

NET PROCEEDS                                                $865,000       $ 2,765,000     $ 4,665,000

NO. OF SHARES ISSUED UNDER THE EQUITY DISTRIBUTION
AGREEMENT AT AN ASSUMED OFFERING PRICE OF $0.196           5,102,041        15,306,122      25,510,204

USE OF PROCEEDS:                                            AMOUNT            AMOUNT          AMOUNT
-------------------------------------------------------------------------------------------------------
Business Development                                      $  562,250       $ 1,797,250     $ 3,032,250
Infrastructure and Improvements                              259,500           829,500       1,399,500
Operating Capital                                             43,250           138,250         233,250
                                                          ----------       -----------     -----------
TOTAL                                                     $  865,000       $ 2,765,000     $ 4,665,000
                                                          ==========       ===========     ===========

                                    DILUTION

         Our net tangible book value as of December 31, 2004 was a deficit of $1,407,311 or $0.0553 per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Cord Blood, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $0.1960 per share, which is in the range of the recent share price.

         If we assume that we issued 25,510,204 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $0.1960 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees equal to 5% of the advances we will receive from Cornell Capital Partners and offering expenses of $85,000, our net tangible book value as of December 31, 2004 would have been $3,257,689 or $0.0640 per share. Cornell Capital Partners would receive a 2% discount to the per-share price on the purchase of 25,510,204 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.1193 per share and an immediate dilution to new stockholders of $0.1320 per share. The following table illustrates the per share dilution:

Assumed offering price per share                                         $0.1960
Net tangible book value per share before this offering      ($0.0553)
Increase attributable to new investors                       $0.1193
                                                           ---------
Net tangible book value per share after this offering                    $0.0640
                                                                         -------
Dilution per share to new stockholders                                   $0.1320
                                                                         =======

         The dilution tables set forth on this page are used to show the dilution that will result to our shareholders caused by our use of the equity line of credit provided under the Equity Distribution Agreement. The 1,239,029 shares of stock issued to Cornell Capital Partners and the 51,626 shares of stock issued to Newbridge Securities Corporation have already been issued and these shareholders will therefore be subject to the same dilution as any other existing shareholder.

          In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

                                                          DILUTION
         ASSUMED               NO. OF SHARES              PER SHARE
      OFFERING PRICE           TO BE ISSUED           TO NEW INVESTORS
      -------------            -------------          ----------------
        $0.1960                25,510,204(1)              $0.1320
        $0.1470                 25,510,204                $0.1064
        $0.0980                 25,510,204                $0.0807
        $0.0490                 25,510,204                $0.0550

----------

(1) This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY

         On March 22, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will receive 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For its services, Newbridge Securities Corporation has previously received 51,626 shares of our common stock, equal to approximately $10,000 based on our stock price on the date of issuance. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us. There are no other significant closing conditions to cash advances under the Equity Distribution Agreement.

EQUITY DISTRIBUTION AGREEMENT EXPLAINED

         Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $5,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $250,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Equity Distribution Agreement. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

         We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed offering price of $0.196 per share, we would issue 25,510,204 shares of common stock to Cornell Capital Partners for net proceeds of $4,665,000 (assuming offering costs of $85,000). These shares would represent 43.53% of our outstanding common stock upon issuance. We are registering 25,510,204 shares of common stock for sale under the Equity Distribution Agreement. Assuming an offering price of $0.196 per share, we should be able to fully utilize the entire $5,000,000 available under the Equity Distribution Agreement. If the average price for which we sold the shares under the Equity Distribution Agreement is lower than $0.196 per share, we will need to file another registration statement with the SEC to register additional shares of common stock to fully utilize the shares we are registering under the Equity Distribution Agreement.

         As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.1960 per share and 25%, 50% and 75% discounts to the assumed market price.

 Assumed Offering:         $    0.1960   $    0.1470   $    0.0980  $    0.0490
 No. of Shares(1):          25,510,204    25,510,204    25,510,204   25,510,204
 Total Outstanding (2):     58,601,429    58,601,429    58,601,429   58,601,429
 Percent Outstanding (3):        43.53%        43.53%        43.53%       43.53%
 Net Cash to Cord Blood      4,665,000     3,477,500     2,290,000    1,102,500

----------
(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

         All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, on March 22, 2005, Cornell Capital Partners received 1,239,029 shares of common stock as a one-time commitment fee. In addition, we issued 51,626 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent in connection with the Equity Distribution Agreement.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received 1,239,029 of our common stock as a one-time commitment fee. The 5% retainage and the commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $621, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,879. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

         In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         PLAN OF OPERATION

         On November 12, 2004, we formed our second subsidiary corporation, CBA Professional Services, Inc., as well as our third subsidiary, CBA Properties, Inc. On February 28, 2005, we acquired our fourth subsidiary corporation, Career Channel, Inc., which was doing business as Rainmakers International. Rainmakers International commenced operations in March of 2001. Therefore, we only have a limited operating history.

         Over the next twelve months, Cord Blood plans to continue the organic growth of its subsidiary, Cord Partners, through continued improvement of internal processes, viral marketing, expanded internet marketing efforts and the addition of salespeople to facilitate increased prospective customer contact. Cord Partners will also be concentrating efforts on building additional sales channels through Obstetrics and Gynecological practices and other healthcare professionals. We also intend to experience growth through mergers and/or acquisitions of other stem cell preservation companies. The Company is currently exploring several acquisition opportunities and will continue to do so throughout the next year.

         Cord Blood also has plans to establish a network of franchisees through its subsidiary, CBA Professional Services. The franchise model will be based on the practices of Cord Partners' external sales representatives whereby healthcare professionals are directly contacted to promote enrollment in one of Cord Partners' healthcare professional programs.

         Cord Blood will also be focusing on the operations of its recent acquisition, Rainmakers International. Rainmakers is a family advertising company specializing in television and radio advertising campaigns. We have dedicated additional resources to expand upon the successful model that Rainmakers has developed and will continue to allocate resources over the next twelve months. It is also management's goal to incorporate Rainmakers' expertise in the advertising arena to increase the brand awareness of Cord Partners.

         We are currently in negotiations to acquire Family Marketing, Inc., an internet marketing and lead generation firm. It is management's intent for Family Marketing to compliment Rainmakers International by providing per inquiry advertising across all channels including the internet. Family Marketing will also handle all internet marketing for Cord Partners to provide a more systematic and thorough approach to the current marketing efforts of Cord Partners.

         GOING CONCERN

         Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, including a net loss of $1,762,955 for the year ended December 31, 2004, which losses have caused an accumulated deficit of $1,808,793 as of December 31, 2004. In addition, for the year ended December 31, 2004 we have consumed cash in our operating activities of approximately $1,090,782 and have a working capital deficit of $1,441,441 as of December 31, 2004. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

CRITICAL ACCOUNTING POLICIES

         ACCOUNTS RECEIVABLE

         Accounts receivable consist of the amounts due for the processing and storage of umbilical cord blood. The allowance for doubtful accounts is estimated based upon historical experience. The allowance is reviewed periodically and adjusted for accounts deemed uncollectible by management.

         REVENUE RECOGNITION

         The Company provides a combination of products and services to customers. This combination arrangement is evaluated under Emerging Issues Task Force Issues No. 00-21, "Revenue Arrangements with Multiple Deliverables," Emerging Issues Task Force Issues No. 00-21 addresses certain aspects of accounting for arrangements under multiple revenue generating activities. The Company elected early adoption of Emerging Issues Task Force Issues No. 00-21.

         The Company recognizes revenue from processing fees upon the completion of processing and storage fees ratably over the contractual storage period. Enrollment fees are deferred and recognized once the processing of the umbilical cord blood is complete.

         INCOME TAXES

         The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

         ACCOUNTING FOR STOCK COMPENSATION PLAN

         We account for our stock option plans using the intrinsic value based method of accounting, under which no compensation expense is recognized for stock option awards granted at fair market value. For purposes of pro forma disclosures under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, the estimated fair value of the stock options is amortized to compensation expense over the options' vesting period.

         DEFERRED REVENUE

         Deferred revenue consists of payments for enrollment in the program and processing and storage of umbilical cord blood by customers whose samples have not been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year.

         RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004, COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

         REVENUES

         During the year ended December 31, 2004, we generated $751,850 in revenues which was an increase in revenues of $470,675 when compared to our revenues of $281,175 for the year ended December 31, 2003. This increase in revenues was primarily due to an increase in our advertising budget and the addition of sales and marketing professionals.

         Through December 31, 2004, our revenues were derived from the sale of the following products and services: an umbilical cord blood collection kit, transport of collected cord blood to Bergen Community Regional Blood Center, the testing, processing and first year of storage of the cord blood at the Bergen Community Regional Blood Center and general physician and customer support. These products and services were bundled and sold at a fixed fee of $1,350, through February 28, 2004 and were increased to $1,595 on March 1, 2004. In addition, Cord Partners' clients who had received similar services in 2003 were billed for an annual storage fee of $95 per year. This maintenance fee will continue to be billed annually so long as the client chooses to store their cord blood. Beginning January 1, 2005, the initial service fee of $1,595 was increased to $1,695, while the annual maintenance fee remained at $95.

         For the twelve months ended December 31, 2004, the Company had revenues of $751,850 and a net loss of 1,762,955, as compared to revenues of $281,175 and a net loss of $45,838 for the twelve month ended December 31, 2003. We believe that our sales will continue to increase as the result of our marketing efforts, the growth of our internal sales team and our efforts in exploring additional sales channels for our services. We also believe revenues will increase due to the acquisition of Rainmakers International, an advertising company, that took place on February 28, 2005. Rainmakers' unaudited revenues in 2004 were approximately $800,000. We believe the in increase the revenue in 2004 is due in part to the execution of the following strategies. In 2004, we significantly expanded both our print and internet advertising campaigns which lead to increases in the number of prospective customer inquiries for our services. We consistently communicated with these prospective customers through direct mail and e-mail. Our consumer website and our consumer information guides were redesigned in 2004 to increase overall awareness of umbilical cord blood stem cell preservation as well as the Cord Partners brand. Prospective customer management productivity was also increased, by outsourcing both the production and fulfillment of the information guides. Due to the addition of two internal sales people in October 2004, we were able to contact an increased number of prospective clients and schedule more frequent follow-ups. We expanded our efforts by directly contacting OB/GYN's in the Southern California region to boost awareness of our services by both expectant families and their doctors. Additionally, we established relationships with three independent sales representatives in two markets, Miami and Raleigh-Durham. This enabled us to promote our services with OB/GYN's in areas outside of the Company's geographic location. In addition, we implemented a price increase for our products and services in March 2004. This price increase was intended to offset, at least in part, the increase in our cost of services resulting from our entering into a Patent License Agreement with PharmaStem Therapeutics.

         COST OF SERVICES

         For the twelve months ended December 31, 2004, the cost of our services was $597,348, as compared to $198,770 for the twelve months ended December 31, 2003. This was an increase in costs to us of $398,578. For the twelve months ended December 31, 2004, the cost of our services increased for two primary reasons. First, the number of families choosing to utilize our services increased over the comparable period in 2003 therefore, the associated costs increased. Second, the addition of royalties payable to PharmaStem under the Patent License Agreement totaled $121,848. This was a new cost in 2004.

         GROSS PROFIT

         For the twelve months ended December 31, 2004, our gross profit was $154,502 and our gross profit percentage was 21%, as compared to gross profit of $82,405 and gross profit percentage of 29% for the comparable period of 2003. This was an increase in gross profit for the year ended December 31, 2004 of $72,097.

         EXPENSES

         For the twelve months ended December 31, 2004, our administrative and selling expenses were $1,860,944, as compared to $128,243 for the twelve months ended December 31, 2003. Our administrative and selling expenses increased as a result of several factors. First, we scaled our internet advertising across multiple websites, launched several e-mail campaigns and utilized extensive "pay per click" advertising channels which all contributed to the $214,300 increase in web advertising expense during 2004. Second, we increased our print advertising by approximately $144,600 in 2004 by increasing the number of publications we advertised in as well as the frequency. The production of our marketing materials and associated postage and delivery expenses increased by approximately $182,500 in 2004 due to extensive distribution of consumer information guides, increased direct mailings and a rise in the dispersal of brochures to OB/GYN offices. Our expenses for development, maintenance and hosting of our websites increased by approximately $67,700 in 2004 per our Web Development and Maintenance Agreement with Gecko Media. In February 2004, we expanded our existing executive suite office space and by October 2004 we relocated to an even larger, traditional office space, which increased our rent, utility and associated relocation expenses by approximately $61,300. With the addition of six new employees in 2004, we incurred an increase in wage and payroll burden expense of $418,900. This contributed to the approximate $45,800 increase in other employee related expenses such as furniture lease expense, parking expense and office supplies expense. In July of 2004, we implemented a new accounting and CRM system, which contributed to $12,000 in software and consulting fee expenses. Our insurance expense increased in 2004 by approximately $56,800 as the result of additional coverage required by our Patent License Agreement with PharmaStem as well as the addition of a Directors and Officers policy. Travel expense increased by approximately $16,300. Professional fees increased by approximately $350,500 in 2004 as the result of the cost of going public, unforeseen litigation and consulting fees to assist us in raising capital and to establish a distributor program. We also incurred approximately $20,000 in other public company related expenses such as investor relations, filings, listings and stock transfer and issuance expenses. All of these expenses were new to the Company in 2004. We spent approximately $87,500 in fees for consulting our organization on how to raise capital in 2004. Finally, our interest expense increased by approximately $56,300 in 2004 due to the obligations of four loans entered into during the period.

         At December 31, 2004, we had current assets of $281,935 and current liabilities of $1,723,376, resulting in a working capital deficit of $1,441,441. At December 31, 2004 we had deferred revenue of $135,177, resulting from our services that had not yet been provided.

         NET LOSS

         As a result of the foregoing factors, we incurred a net loss of $1,762,955 for the year ended December 31, 2004, compared to a net loss of $45,838 for the year ended December 31, 2003. The increased loss was due primarily to the doubling of our sales staff, the deployment of a new customer database, a new accounting system and new sales systems and infrastructure. At December 31, 2004, we had current assets of $281,935 and current liabilities of $1,723,376, resulting in a working capital deficit of $1,441,441. At December 31, 2004, we had deferred revenue of $135,177, resulting from our entering into contracts with expectant parents pertaining to products or services that had not yet been provided and deferral or revenue associated with annual storage fees not earned.

LIQUIDITY AND CAPITAL RESOURCES

         We continue to experience substantial cash flow difficulties and we expect to experience cash flow difficulties for an indefinite period. As a result, we have no plans to make any material capital expenditures. At December 31, 2004, we had a working capital deficit of $1,441,441. Although no assurances can be given, we believe that our cash flow deficit will decrease as revenues and sales increase. In addition, although no assurances can be given, we believe that we may be able to secure additional equity and/or debt financing.

         On December 31, 2004, the Company held accounts receivable (net of allowance for doubtful accounts) of $94,262. Accounts receivable are generally kept current through punctual collection efforts.

         On August 12, 2004, we entered into a loan transaction with an unaffiliated party pursuant to which we borrowed $500,000. The loan bears interest at the rate of 8% per annum and is unsecured. We are obligated to pay to the lender an amount equal to 5% of our consolidated gross revenues for the immediately preceding calendar month starting on February 1, 2005. Payments are applied first to interest accrued and then to the outstanding principal amount. The entire amount of the loan and all interest accrued thereon is finally due and payable on August 15, 2005.

         On September 17, 2004, we entered into a Loan Agreement with the same unaffiliated party. Pursuant to that agreement, we borrowed an additional $250,000. The loan bears interest at 10% per annum and is unsecured. If the $500,000 loan referred to above is paid in full, then commencing on the first to occur of the date of such payment or February 15, 2005, and continuing on the fifteenth day of each calendar month through and including August 15, 2005, we are obligated to continue to pay to the lender an amount equal to 5% of our consolidated gross revenues for the immediately preceding calendar month. The agreement also includes warrants issued to the lender to purchase 500,000 shares of our common stock. The warrants are exercisable for a period of five years at an exercise price of $0.1875.

         On October 21, 2004, we entered into a Loan Agreement with the same unaffiliated party. Pursuant to that agreement, we borrowed an additional $250,000. The loan bears interest at 10% per annum and is unsecured. If certain of our obligations are paid in full, then commencing on the first to occur of the date of such payment or February 15, 2005, and continuing on the fifteenth day of each calendar month through and including September 15, 2005, we are obligated to continue to pay to the lender an amount equal to 5% of our consolidated gross revenues for the immediately preceding calendar month. Payments are applied first to interest accrued and then to the outstanding principal amount. The entire amount of the loan and all interest accrued thereon is finally due and payable on October 15, 2005. The agreement also includes warrants issued to the lender to purchase 500,000 shares of our common stock. The warrants are exercisable for a period of five years at an exercise price of $0.1875.

         On January 17, 2005, our wholly-owned subsidiary, CBA Professional Services, Inc. borrowed $100,000 from Joseph R. Vicente, a director of our company, on an unsecured basis. The loan is for a period of one year and bears interest at 6% per annum. Interest is payable on a monthly basis on the sixteenth day of each calendar month, commencing on February 16, 2005 and continuing each month thereafter through and including January 16, 2006. The entire principal amount of this Note, together with any and all unpaid interest accrued thereon, shall be finally due and payable on January 16, 2006.

         On March 8, 2005, CBA Professional Services repaid $95,000 of the $100,000 loan to Joseph R. Vicente. This was decided on due to the recruitment of franchisees by CBA Professional Services being put on hold, as management felt it would be beneficial to further test the franchise model before continuing with its recruitment efforts.

         On March 24, 2005, Cord Partners sold $94,682 in future credit card receivables to a third party, AdvanceMe Inc., for the purchase price of $70,000. 17% of all Visa and MasterCard sales will be automatically deducted by AdvanceMe, Inc. until $94,682 is received.

         On March 22, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Cord Blood may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5,000,000. The purchase price for our shares is equal to 98%, or a 2% discount, of the offering price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $250,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received 1,239,029 shares of common stock issued as a one-time commitment fee under the Equity Distribution Agreement on March 22, 2005. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. On March 22, 2005, Cord Blood entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, Cord Blood paid Newbridge Securities Corporation a one-time placement agent fee of 51,626 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.

         We intend to use the advances under the Equity Distribution Agreement to assist in the offset of our current cash flow difficulties. However, the SEC must declare effective a registration statement registering the resale of the registrable securities before an advance can be made. Also, if we fail for any reason to repay any of the above loans on a timely basis, then we may have to curtail our business sharply or cease operations altogether.

         On April 27, 2005, we issued a promissory note to Cornell Capital Partners in the amount of $350,000. The promissory note accrues interest at 12% per annum and is due and payable nine months from the date of the note. The promissory note is secured by 18,944,313 shares of our common stock. Pursuant to the terms of the promissory note, we have also issued to Cornell Capital Partners warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.20. The warrants are exercisable for a period of 5 years.

         A critical component of our operating plan that may have a substantial impact on our continued existence is our ability to obtain capital through additional equity and/or debt financing. We do not anticipate adequate positive internal operating cash flow until such time as we can generate substantially greater revenues than we are generating at present.

         Our near term cash requirements are anticipated to be offset through the receipt of funds through private placement offerings and additional equity and/or debt financing. Since inception, we have financed cash flow requirements through the issuance of common stock for cash, services and loans. As we expand our operational activities, we may continue to experience net negative cash flows from operations and we will be required to obtain additional financing to fund operations through common stock offerings and borrowings to the extent necessary to provide working capital. No assurance can be made that such financing will be available, and, if available, whether it will take the form of debt or equity. Should we secure such financing, such financing could have a negative impact on our financial condition and our shareholders. The sale of debt would, among other things, adversely impact our balance sheet, increase our expenses and increase our cash flow requirements. The sale of equity would, among other things, result in dilution to our shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

NEW ACCOUNTING PRONOUNCEMENTS

         In December 2004, the Financial Accounting Standards Board issued Statement No. 123R, "Share-Based Payment," which requires companies to recognize in the statement of operations all share-based payments to employees, including grants of employee stock options, based on their fair values. Accounting for share-based compensation transactions using the intrinsic method supplemented by pro forma disclosures will no longer be permissible. The new statement will be effective for public entities in periods beginning after December 15, 2005. The impact of adopting Financial Accounting Standards Board Statement No. 123R will only be known when new options are issued in the periods after the effective date.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         BUSINESS DEVELOPMENT

         Cord Blood America, Inc., is a Florida corporation, which was formed in 1999. It did not commence business operations until it acquired Cord Partners, Inc., a Florida corporation, as of March 31, 2004. Since Cord Partners' formation in January 2003, Cord Partners has been, and continues to be, engaged in the business of collecting, testing, processing and preserving umbilical cord blood, thereby allowing families to preserve cord blood at the birth of a child for potential use in future stem cell therapy.

         Shortly before the acquisition of Cord Partners, Cord Blood changed its name from D & A Lending, Inc. to Cord Blood. Cord Blood acquired all of Cord Partners' issued and outstanding shares of common stock, making Cord Partners a wholly-owned subsidiary of Cord Blood.

         In April 2004, we declared and paid to all of the shareholders of Cord Blood a two-for-one stock split effected as a stock dividend.

         On November 12, 2004, CBA Professional Services, Inc., a Florida corporation was formed. The company has authorized 10,000 shares of non-par restricted common stock. In November 2004, CBA Professional Services issued 100 shares of its common stock to Cord Blood and became a wholly-owned subsidiary of Cord Blood. As of December 31, 2004, 100 shares of common stock were issued and outstanding.

         CBA Properties, Inc. was formed on November 17, 2004 as a Florida corporation. In November 2004, CBA Properties issued 100 shares of its common stock to Cord Blood and became a wholly-owned subsidiary of Cord Blood.

         BUSINESS OF ISSUER

         INDUSTRY BACKGROUND

         STEM CELLS. The human body is comprised of many types of cells with individual characteristics and specific functions. Cells with a defined or specialized function are referred to as differentiated. Examples of differentiated cells include nerve cells, red blood cells and skin cells. Differentiated cells are replaced and renewed over time from a population of rare, undifferentiated cells known as stem cells. As stem cells grow and proliferate, they are capable of producing both additional stem cells as well as cells that have differentiated to perform a specific function. Stem cell differentiation is prompted by specific cell-to-cell interactions or other molecular signals. These signals trigger a change in the cell's genetic profile, causing specific genes to become active and others to become inactive. As a result, the cell develops specialized structures, features and functions representative of its differentiated cell type.

         There are many types of stem cells in the human body. These stem cells are found in different concentrations and in different locations in the body during a person's lifetime. Current thinking suggests that each organ and tissue in the body is founded, maintained and possibly rejuvenated to different degrees, on a more or less continual basis, by specific stem cell populations naturally present in the body. Types of stem cells include:

         HEMATOPOIETIC STEM CELLS. Hematopoietic, or blood, stem cells reside in the bone marrow. They can also be found in an infant's umbilical cord as well as circulating in very small numbers in the blood. Hematopoietic stem cells generate all other blood and immune system cells in the body.

         NEURAL STEM CELLS. Neural stem cells can be found in the brain and spinal cord and are capable of differentiating into nerve and brain tissue.

         MESENCHYMAL STEM CELLS. Mesenchymal stem cells can be found in bone marrow and differentiate into bone, cartilage, fat, muscle, tendon and other connective tissues.

         PANCREATIC ISLET STEM CELLS. Pancreatic islet stem cells can be found in the pancreas and differentiate into specialized cells of the pancreas including cells that secrete insulin.

         The ability of a stem cell to differentiate into multiple types of cells of a certain tissue is referred to as pluripotency. For example, a hematopoietic stem cell has the ability to differentiate into many types of blood and immune system cells. However, stem cells of one tissue type may also generate specialized cells of another tissue type, a characteristic referred to as plasticity. For example, under specific conditions, hematopoietic stem cells have been shown to generate specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems. These characteristics make stem cells highly flexible and very useful for a number of applications, including the potential use as therapeutics.

         CELL THERAPY. Cell therapy is the use of live cells as therapeutic agents to treat disease. This therapy involves the introduction of cells to replace or initiate the production of other cells that are missing or damaged due to disease. Currently, the most common forms of cell therapy include blood and platelet transfusions and bone marrow transplants.

         Bone marrow transplantation is a medical procedure in which hematopoietic stem cells are introduced into the body in order to regenerate healthy, functioning bone marrow. In this procedure, stem cells are obtained from a donor through a surgical procedure to remove approximately one liter of bone marrow. The donated bone marrow, including any "captured" stem cells, is then transfused into the patient. Stem cells for transplantation may also be obtained from peripheral blood or umbilical cord blood donations. Sometimes the stem cells used in the procedure are obtained from the patient's own bone marrow or blood.

         Bone marrow transplantation has been successfully employed in the treatment of a variety of cancers and other serious diseases since the 1960s. According to the International Bone Marrow Transplant Registry, over 45,000 bone marrow and other hematopoietic (blood) stem cell transplant procedures were performed worldwide in 2002.

         The flexibility and plasticity of stem cells has led many researchers to believe that stem cells have tremendous promise in the treatment of diseases other than those currently addressed by stem cell procedures. Researchers have reported progress in the development of new therapies utilizing stem cells for the treatment of cancer, neurological, immunological, genetic, cardiac, pancreatic, liver and degenerative diseases.

         UMBILICAL CORD BLOOD BANKING

         The success of current and emerging cell therapies is dependent on the presence of a rich and abundant source of stem cells. Umbilical cord blood has been emerging as an ideal source for these cells. As information about the potential therapeutic value of stem cells has entered the mainstream, and following the first successful cord blood transplant performed in 1988, cord blood collection has grown.

         In the past decade, several public and private cord blood banks have been established to provide for the collection and preservation of these cells. Public cord blood banks collect and store umbilical cord blood donated by women at the birth of the child. This blood is preserved and made available for a fee (usually $10,000 to $20,000) to anyone who needs it in the future. We do not currently collect or store donated cord blood units. Private, or family, cord blood banks such as Cord Partners, collect and store umbilical cord blood on a fee-for-service basis for families. This blood is preserved and made available to the family in the event the family needs stem cells for a transplant. While stem cells have been successfully recovered from cord blood after at least fifteen years of storage in liquid nitrogen, these cells should theoretically be able to retain their usefulness at least as long as the normal life span of an individual.

         SERVICES PROVIDED BY CORD PARTNERS

         Through our Cord Partners subsidiary, we collect, test, process and preserve umbilical cord blood. Our customers are expectant parents who choose to collect and store umbilical cord blood at the birth of their child for potential use in a stem cell transplant at a later date for that child or for another family member.

         Private cord blood banking has been growing in acceptance by the medical community and has become increasingly popular with families. For an initial fee of $1,695 and an annual storage fee of $95 for each year thereafter, we provide the following services to each customer:

         COLLECTION. We provide a kit that contains all of the materials necessary for collecting the newborn's umbilical cord blood at birth and packaging the unit for transportation. The kit also provides for collecting a maternal blood sample for later testing.

         FULL-TIME PHYSICIAN AND CUSTOMER SUPPORT. We provide 24-hour consulting services to customers as well as to physicians and labor and delivery personnel, providing any instruction necessary on the collection of the cord blood.

         TRANSPORTATION. We manage all logistics for transporting the cord blood unit to our centralized facility immediately following birth. This procedure ensures chain-of-custody control during transportation for maximum security.

         COMPREHENSIVE TESTING. At the laboratory, the cord blood unit sample is tested for stem cell concentration levels and blood type. The cord blood unit and the maternal blood sample are also tested for infectious diseases. We report these results to both the mother and her doctor.

         CORD BLOOD PRESERVATION. After processing and testing, the cord blood unit is cryogenically frozen in a controlled manner and stored in liquid nitrogen for potential future use. Data indicates that cord blood retains viability and function for at least fifteen years when stored in this manner and theoretically could be maintained at least as long as the normal life span of an individual.

         At present, all of our cord blood units are tested, processed and stored at, Bergen Community Regional Blood Center in Paramus, New Jersey.

         BLOOD BANK SERVICE AGREEMENT

         Pursuant to our Service Agreement with Bergen Community Regional Blood Center, the blood center tests all cord blood received from Cord Partners and stores the cord blood in computerized, temperature monitored liquid nitrogen vapor tanks or other suitable storage units. Individual cord blood samples can be retrieved upon request. The blood center is compensated for its services based upon the number of umbilical cord blood units stored with it by Cord Partners each month. Our agreement with the blood center runs through June 30, 2012.

         However, our agreement may be terminated by either party on 90 days notice. Several other blood centers also provide the services currently provided to us by Bergen Community Regional Blood Center. If our agreement with Bergen Community Regional Blood Center were to terminate for any reason, we believe that comparable services could be secured from another provider at comparable cost within the contractual notice period. However, we may not be able to secure such terms or secure such terms within such time frame. In such event, we may not be able to continue to provide our cord blood banking services for some period of time or our expenses of storage may increase, or both. This would have an adverse effect on our financial condition and results of operations.

         We are responsible for securing the proper collection and transportation of the cord blood to Bergen Community Regional Blood Center. Bergen Community Regional Blood Center is responsible for the proper testing, processing and storage of the cord blood delivered to it. Upon request by customer or a customer's physician for release of stored cord blood or termination of our agreement, Bergen Community Regional Blood Center is not responsible for any cord blood once it is properly released to a courier or delivery service.

         Our agreement with Bergen Community Regional Blood Center requires both parties to maintain commercial general liability insurance in amounts of not less than $1,000,000 per incident and $3,000,000 annual aggregate amount. Our agreement provides that each party will indemnify the other from its respective acts, errors or omissions in performing its respective obligations under the agreement.

         PATENT LICENSE AGREEMENT

         PharmaStem Therapeutics holds certain patents relating to the storage, expansion and use of hematopoietic stem cells. In the past two years, PharmaStem has commenced suit against numerous companies involved in cord blood collection and preservation alleging infringement of its patents. In October 2003, after a jury trial, judgment was entered against certain of our competitors and in favor of PharmaStem in one of those suits. In February 2004, PharmaStem commenced suit against Cord Partners and certain of its competitors alleging infringement of its patents. Management of Cord Partners determined to settle, rather than to litigate, this matter. As a result, PharmaStem and Cord Partners entered into a Patent License Agreement in March 2004. Pursuant to the Patent License Agreement, Cord Partners may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents may remain in effect. All of the patents are scheduled to expire in 2010. Cord Partners is obligated under the Patent License Agreement to pay royalties to PharmaStem of 15% of all revenues generated by Cord Partners from the collection and storage of cord blood on and after January 1, 2004. Other than royalties, no amount is payable by Cord Partners to PharmaStem. All litigation between the parties was dismissed and all prior claims were released.

         MARKETING

         The marketing of our services is based upon the education of our potential customers. Most people do not know about the medical benefits that stem cells can provide and, even when they do, they may not know that stem cells saved from the birth of their child could have significant value to their family. We attempt to inform and educate our potential customers as to these benefits.

         We utilize several methods to educate our potential customers. Primarily, we use our website (www.cordpartners.com), printed information kits and brochures to educate families about the benefits and costs of cord blood storage. We provide potential customers with access to basic information about stem cells and their current and potential uses in medical treatment. We also educate potential customers as to their options with regard to private storage, public donation and disposal of umbilical cord blood as well as various collection methods, transportation of samples, laboratory testing and preservation techniques. We provide potential customers with the option of having a one-on-one counseling session with a Cord Partners Preservation Counselor.

         We help potential customers find non-commercial resources to provide further information about stem cells and their uses in medical treatment and cord blood banks. The most referred sources include: The Parents Guide to Cord Blood (www.parentsguidecordblood.com), the National Institute of Health (www.nih.gov) and the National Marrow Donor Program (www.marrow.org). Our marketing campaigns are designed to capture as many qualified leads as possible so as to enable us to educate potential customers about their storage options. A marketing campaign is any promotion which is aimed at reaching numerous potential customers. This can be achieved through one or many advertising media. At present, our marketing focuses on the following: personal referrals, professional referrals, internet advertising, print advertising, radio advertising, television advertising, direct mail, baby fairs and public relations.

         We funnel our leads through a well-defined process which utilizes numerous methods for educating our potential clients, including direct mail, email and telephone consultations. To us, the most important aspect of our work is to try to teach expectant families what their umbilical cord blood preservation options may be. While we would like to convert all leads into customers, it is most important that each family is aware of the private and public storage options available to them so that they can make an informed decision.

         All of our marketing efforts are designed and implemented by our employees. Our website was designed and is maintained and hosted by Gecko Media, Inc. Stephen Weir, a director of Cord Blood, is a founder, principal shareholder, director and officer of Gecko Media, Inc. Because of our internet presence, our marketing efforts are worldwide in scope. Nevertheless, virtually all of our customers reside in the United States.

         COMPETITION

         Our competitors in the cord blood preservation industry include the approximately 20 other national private family cord blood banks in the United States, including Viacell, California Cryobank, Cbr Systems (Cord Blood Registry), Cryo-Cell International, CorCell, LifeBankUSA, and New England Cord Blood Bank. These companies privately store umbilical cord blood on a fee basis. Some of our competitors, including Cryo-Cell and LifeBankUSA, charge a lower price for their products than we do. Other competitors such as Viacell and Cbr Systems may have greater financial resources than we do. There are also more than fifty public cord blood banks throughout the world, including the New York Blood Center (National Cord Blood Program), University of Colorado Cord Blood Bank, Milan Cord Blood Bank and Duesseldorf Cord Blood Bank. These competitors accept and store cord blood for little or no compensation, but charge a significant fee for the retrieval of the cord blood.

         Our ability to compete with other private family and public cord blood banks will depend on our ability to distinguish ourselves as a leading provider of quality cord blood banking services. We believe that three factors distinguish our services. First, unlike many of our larger competitors, we have entered into a Patent License Agreement with PharmaStem. We believe this ensures our ability to continue to provide cord blood banking services to our customers. Second, unlike many of our competitors, our initial fee covers all services for the first year, including collection, transportation, testing, processing and preservation of the cord blood. Several of our competitors do not include all of these services in their initial fee. Finally, we provide individualized services to all of our customers. At the time of enrollment, each customer is assigned their own customer service representative, referred to as a "cord partner." The cord partner is available to their customers 24 hours per day, 7 days per week, via a toll free pager number. Each cord partner is trained not only to handle all customer inquires, but to communicate with labor and delivery staff in the event questions arise before, during or subsequent to delivery of the child.

         GOVERNMENT REGULATION

         The cord blood banking service provided by Cord Partners is subject to Food and Drug Administration ("FDA") regulations requiring infectious disease testing. Cord Partners has registered with the FDA as a cord blood banking service, has listed its products with the FDA, and will be subject to FDA inspection. In addition, the FDA has proposed good tissue practice regulations that would establish a comprehensive regulatory program for human cellular and tissue-based products a well as proposed rules for donor suitability. Furthermore, the FDA may develop standards for these products.

         Consistent with industry practice, the Cord Partners' cord blood collection kits have not been cleared as a medical device. The FDA could at any time require us to obtain medical device pre-market notification clearance or approval for the collection kits. Securing any necessary medical device clearance or approval for the cord blood collection kits may involve the submission of a substantial volume of data and may require a lengthy substantive review. The FDA could also require that we cease using the collection kit and require us to obtain medical device pre-market notification clearance or approval prior to further use of the kits.

         Of the states in which we provide cord blood banking services, only New Jersey and New York currently require that cord blood banks, such as our storage facility, be licensed. Our blood storage facility, Bergen Community Regional Blood Center, is currently licensed to operate in these two states. If other states adopt requirements for licensing of cord blood services, either our blood storage facility or we would have to obtain licenses to continue providing services in those states.

         SERVICES PROVIDED BY CBA PROFESSIONAL SERVICES

         CBA Professional Services, Inc. is currently in the developmental stage. It is in the business of recruiting potential franchisees. The franchise model is a business to business sales model utilizing healthcare professionals to sell our services directly from their practices. The strategy is to earn revenues from both franchise fees and the business to business sales.

         CBA PROPERTIES, INC.

         CBA Properties, Inc. intends to hold all of the trademarks of Cord Blood and its subsidiaries. The trademarks were applied for in the fourth quarter of 2004.

         EMPLOYEES

         At present, we employ fifteen full time employees and one part-time employee. Our full time employees include our Chairman of the Board and Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer. We believe our relations with all of our employees are excellent.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

         As of April 20, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

NAME OF DIRECTOR/EXECUTIVE OFFICER         AGE           POSITION                           PERIOD SERVED
----------------------------------         ---           -------------------------------    --------------------------
Matthew L. Schissler                       33            Chairman of the Board and Chief    January 1, 2003 to present
                                                         Executive Officer
Stephanie A. Schissler                     32            Chief Operating Officer and        January 1, 2003 to present
                                                         President, Cord Partners
Sandra D. Smith                            33            Chief Financial Officer            June 1, 2004 to present

Noah Anderson                              25            Chief Technology Officer           June 1, 2004 to present

Joseph R. Vicente                          42            Director                           April 28, 2004 to present

Stephen Weir                               32            Director                           April 28, 2004 to present

         Below are the biographies of each of our officers and directors as of April 20, 2005.

         MATTHEW L. SCHISSLER is one of the founders of Cord Partners. He has served as Chairman of the Board and Chief Executive Officer of Cord Partners since its inception in January 2003. From April 2001 until January 2003, Mr. Schissler was the President and Chief Executive Officer of Rainmakers International, Inc., an advertising agency which he founded. From 1994 through March 2001, Mr. Schissler held various management sales positions at TMP Worldwide, Inc., a personnel staffing company.

         STEPHANIE A. SCHISSLER is one of the founders of Cord Partners. She has served as President and Chief Operating Officer of Cord Partners since its inception in January 2003. From September 2001 until December 2002, Mrs. Schissler was an account executive with Paychex Business Solutions, Inc., a payroll services company. From April 2001 through August 2001, she was a director of business development at Mills & Murphy Software Systems, Inc., a software developer and reseller. From February 1996 through December 2000, she held various sales and managerial positions with TMP Worldwide, Inc.

         SANDRA D. SMITH became the Chief Financial Officer as of June 1, 2004. From December 2002 until May 2004, she served as the Accounting System Administrator for Bisk Education, Inc. From September 2000 to December 2002, she was a Financial Systems Consultant for Mills & Murphy Software Systems, Inc. From August 1998 to August 2000, she held an accounting management position and was a member of the Mergers and Acquisitions team for TMP Worldwide, Inc.

         NOAH J. ANDERSON became the Chief Technology Officer as of June 1, 2004. From September 2003 to May 2004, Mr. Anderson was the President and founder of Assent Solutions an IT consulting firm. From March 2001 to August 2003 he was Director of Technology for Mills & Murphy Software Systems, Inc. From April 1998 to February 2001 he held title of Sr. Network Engineer for TMP Worldwide, Inc.

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

         JOSEPH R. VICENTE is one of the founders of The Empower Network, Inc., a personnel staffing consulting company. Since September 2003, he has served as President and Chief Operating Officer of The Empower Network, Inc. From July 2002 through August 2003, Mr. Vicente served as a Vice President of Workplace Technology Ventures, Inc., a software developer. From 1993 through March 2002, Mr. Vicente held various management sales positions at TMP Worldwide, Inc.

         STEPHEN WEIR is one of the founders of Gecko Media, Inc., a website development company. Since 2002, he has served as President of Gecko Media, Inc. Mr. Weir was also a founder of Global Interactive Network Systems, Inc., a network consulting company. From 1996 to 2002, Mr. Weir served as President of Global Interactive Network Systems, Inc.

         SIGNIFICANT EMPLOYEES

         The names, ages and positions of each employee who is not an executive officer but is expected to make a significant contribution to the business are listed below. A summary of their respective business experience during the past five years follows.

NAME                     AGE      POSITION                                   PERIOD SERVED
-------------------      ---      ----------------------------------         ----------------------------
Laura Fitzpatrick        37       President, CBA Professional                 January 1, 2003 to present
                                  Services, Inc. and Vice President of
                                  Sales, Cord Partners, Inc.

         LAURA FITZPATRICK has served as Vice President of Sales for Cord Partners since its formation. As of November 2004, Ms. Fitzpatrick became the President of CBA Professional Services, Inc. From May 2002 until January 2003, Ms. Fitzpatrick was Senior Vice President of the San Francisco, California office of Rainmakers International, Inc. From February 1995 to April 2002, she held various management sales positions at TMP Worldwide, Inc.

         FAMILY RELATIONSHIPS

         Matthew L. Schissler and Stephanie A. Schissler are married. There are no other family relationships among the directors or executive officers of the Company.

         INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

         (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         (4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         AUDIT COMMITTEE AND FINANCIAL EXPERT

         We do not have an audit committee. Sandra Smith and Matthew Schissler perform some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

CODE OF ETHICS

         We have adopted a Code of Ethics on April 13, 2005, attached hereto as
Exhibit 14.1.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 31, 2004, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the "Named Executive Officers"), with respect to services rendered by such persons to Cord Blood and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                                    ------------------------------                   -----------------------------------
                                                                                       AWARDS      PAYOUTS
                                                                                     ----------   ---------
                                                                        RESTRICTED   SECURITIES
                                                       OTHER ANNUAL       STOCK      UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL                  SALARY    BONUS    COMPENSATION      AWARD(S)    OPTIONS/SARS  PAYOUTS    COMPENSATION
POSITION                  YEAR       ($)       ($)          ($)            ($)           (#)         ($)           ($)
---------------------     ----     --------   -----    ------------     ----------   ------------  -------    ------------
Matthew L. Schissler      2004     125,000(1)      0                0             0      500,000           0              0
Chairman of the Board
and Chief Executive
Officer

Stephanie A. Schissler    2004     125,000(2)      0                0             0      500,000           0              0
Chief Operating Officer
and President of
Cord Partners, Inc.

----------
(1)  $32,586 has been deferred at the election of the named officer.
(2)  $33,502 has been deferred at the election of the named officer.

         The following table sets forth information concerning individual grants of stock options in 2004 to the Named Executive Officers:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                         NUMBER OF          % TOTAL
                                         SECURITIES      OPTIONS/SARS
                                         UNDERLYING       GRANTED TO       EXERCISE OR
                                        OPTIONS/SARS     EMPLOYEES IN       BASE PRICE       EXPIRATION
NAME                                  GRANTED (#) (2)   FISCAL YEAR (3)       ($/SH)          DATE (4)
-------------------------------       ---------------   ---------------    -----------       ----------
Matthew L. Schissler                      500,000             33%              0.25           4/28/2014
Stephanie A. Schissler                    500,000             33%              0.25           4/28/2014
Laura Fitzpatrick                         500,000             33%              0.25           4/28/2014

----------
(1)  The date of the grant of the options was April 29, 2004.
(2) The options vest at 25% per year over four years on the anniversary of the grant date.
(3) The total number of options granted to our employees during 2004 was 1,500,000.
(4) In no event may the options be exercised, in whole or in part, after April 28, 2014.

         COMPENSATION OF DIRECTORS

         We have not yet implemented any standard arrangements for the compensation of our directors. In April 2004, as recognition of their service, each of our two non-management directors, Joseph R. Vicente and Stephen Weir, have each been granted options to purchase 50,000 shares of our common stock at an exercise price of $0.25 per share. Such options may vest over a four year period and expire April 28, 2014. In addition, we reimburse Messrs. Vicente and Weir for their out-of-pocket expenses necessary to attend meetings of the Board of Directors.

         EMPLOYMENT AGREEMENTS

         We have entered into five year employment agreements with our two executive officers, Matthew L. Schissler and Stephanie A. Schissler. Pursuant to our employment agreement with Mr. Schissler, Mr. Schissler serves as Chairman of the Board and Chief Executive Officer of the Company at an annual salary of $125,000 through December 31, 2004. Mr. Schissler's annual salary increased to $150,000 as of January 1, 2005 and will increase to $175,000 as of January 1, 2006. His salary is thereafter adjusted in accordance with changes in the cost of living index. Mr. Schissler is entitled to receive performance bonuses as may from time to time be determined by the Board of Directors and certain fringe benefits. Mr. Schissler is subject to non-competition and confidentiality requirements. Pursuant to our employment agreement with Stephanie A. Schissler, Mrs. Schissler serves as President and Chief Operating Officer of the Company at an annual salary of $125,000 through December 31, 2004. Mrs. Schissler's annual salary increased to $150,000 as of January 1, 2005 and will increase to $175,000 as of January 1, 2006. Her salary is thereafter adjusted in accordance with changes in the cost of living index. Mrs. Schissler is entitled to receive performance bonuses as may from time to time be determined by the Board of Directors and certain fringe benefits. Mrs. Schissler is subject to non-competition and confidentiality requirements.

         On April 24, 2004, we entered into a one-year employment agreement with Laura Fitzpatrick, our Vice-President. Ms. Fitzpatrick's annual salary, under the agreement, is $80,000.

                             DESCRIPTION OF PROPERTY

         Our principal office is located at 9000 W. Sunset Boulevard, Suite 400, West Hollywood, California, 90069. The property is a suite of approximately 2,000 square feet. The property is leased from an unaffiliated third party for a period of five years ending September 30, 2009. The monthly lease payments are approximately $6,000. The lease on the Company's previous principal office, 10941 Wilshire Blvd., Fourth Floor, Los Angeles, California, 90069, was terminated effective September 30, 2004.

         We maintain tenant fire and casualty insurance on our leased property in an amount deemed adequate by management.

                                LEGAL PROCEEDINGS

         In May 2004, we received a complaint filed in the Superior Court of the State of California by Kenneth D. Worth, naming as defendants a number of private cord blood banks, including us. The complaint alleges that the defendants have made fraudulent claims in connection with the marketing of their cord blood banking services and seeks restitution for those affected by such marketing, injunctive relief precluding the defendants from continuing the allegedly abusive and fraudulent marketing of their services, unspecified punitive damages and attorney's fees. In October 2004, the Court ruled that the complaint was stricken and no longer operative with respect to each defendant. A motion for reconsideration was filed by the Plaintiff requesting the Court consider new evidence, but that motion was denied. The Plaintiff has proposed a settlement that would result in the Plaintiff paying our attorneys' fees and that no further action or damages will be pursued by the Plaintiff.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth information with respect to the beneficial ownership of our common stock as of April 20, 2005 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock;
(ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

--------------------------------------------------------------------------------
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
--------------------------------------------------------------------------------

                                                   AMOUNT AND
                                                   NATURE OF
                 NAME AND ADDRESS                  BENEFICIAL     PERCENTAGE
TITLE OF CLASS   OF BENEFICIAL OWNER               OWNERSHIP      OF CLASS(1)
---------------  --------------------------       -------------   ------------
                 Matthew L. Schissler              11,299,313        34.02%
                 9000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069
                 Stephanie A. Schissler             8,383,590        25.24%
                 9000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069

--------------------------------------------------------------------------------
                        SECURITY OWNERSHIP OF MANAGEMENT
--------------------------------------------------------------------------------

                                                   AMOUNT AND
                                                   NATURE OF
                 NAME AND ADDRESS                  BENEFICIAL     PERCENTAGE
TITLE OF CLASS   OF BENEFICIAL OWNER               OWNERSHIP      OF CLASS(1)
---------------  --------------------------       -------------   ------------

                 Matthew L. Schissler,             11,299,313        34.02%
                 90000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069

                 Stephanie A. Schissler,            8,383,590        25.24%
                 90000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069

                 Joseph R. Vicente,                   412,501         1.25%
                 90000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069

                 Stephen Weir,                         12,500          .10%
                 90000 W. Sunset Boulevard,
                 Suite 400
                 West Hollywood, CA 90069

                 All directors and executive
                 officers as a group (4 persons)   20,107,904        60.32%

----------
*    Less than 1%.
(1) Applicable percentage of ownership is based on 33,091,025 shares of common stock outstanding as of April 25, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 25, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the past two years, we have entered into two transactions with a value in excess of $60,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

         (1) On January 17, 2005, our wholly-owned subsidiary, CBA Professional Services, Inc. borrowed $100,000 from Joseph R. Vicente, a director of our company, on an unsecured basis. CBA Professional Services, Inc. guaranteed the loan. The loan is for a period of one year and bears interest at 6% per annum. Interest is payable on a monthly basis.

         (2) In March of 2004, Cord Partners became a party to a Web Development and Maintenance Agreement with Gecko Media, Inc. Stephen Weir, a director of Cord Blood, is a founder, principal shareholder, director and officer of Gecko Media, Inc. Pursuant to the Web Development and Maintenance Agreement, we pay to Gecko Media, Inc. the amount of $5,000 per month for March through May 2004, and the amount of $10,000 per month for June 2004 through March 2006, for development, maintenance and hosting of our website. In addition, we have granted to Gecko Media, Inc. options to purchase 150,000 shares of our common stock at $.25 per share. If Gecko Media, Inc. performs its obligations under the Web Development and Maintenance Agreement, then in March 2005, we will be obligated to issue to Gecko Media, Inc. options to purchase an additional 150,000 shares of our common stock at $1.00 per share.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         (A)      MARKET INFORMATION

         As of December 31, 2004 our shares of common stock had never traded on any securities exchange. Therefore, there is no market information to report as of December 31, 2004. On January 21, 2005, our stock began trading on the Over-the-Counter Bulletin Board under the symbol "CBAI.OB".

         The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ
Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                    YEAR 2005                           HIGH BID       LOW BID
                    -----------------------------      ----------     ---------
                    Quarter Ended March 31, 2005         $0.31          $0.16


         (B)      HOLDERS OF COMMON STOCK

         As of December 31, 2004, we had approximately 636 shareholders of our common stock and 25,429,600 shares of our common stock were issued and outstanding.

         (C)      DIVIDEND

         We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

         On April 2, 2004, we declared and paid a two for one stock split, effected as a stock dividend, to all of our shareholders.

         (D)      EQUITY COMPENSATION PLAN

                                                                                                      NUMBER OF SECURITIES
                                                                                                      REMAINING AVAILABLE
                                                                                                      FOR FUTURE ISSUANCE
                                                    NUMBER OF SECURITIES                                  UNDER EQUITY
                                                      TO BE ISSUED UPON        WEIGHTED AVERAGE        COMPENSATION PLANS
                                                         EXERCISE OF           EXERCISE PRICE OF     (EXCLUDING SECURITIES
                                                    OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,         REFLECTED IN
                                                     WARRANTS AND RIGHTS      WARRANTS AND RIGHTS         COLUMN (A))
PLAN CATEGORY                                                (A)                      (B)                     (C)
-----------------------------------------------     ---------------------    ---------------------   -----------------------
Equity compensation plans approved by security
  holders                                                  2,769,918                    $0.25               5,230,082
Equity compensation plans not approved by equity
  holders                                                          0                      N/A                       0
Total                                                      2,769,918                    $0.25               5,230,082

                            DESCRIPTION OF SECURITIES

GENERAL

         Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.0001 par value per share. As of April 25, 2005, there were 33,091,225 outstanding shares of common stock. We are authorized to issue 5,000,000 shares of preferred stock but to date we have not issued any shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         We have 5,000,000 authorized shares of preferred stock with a par value of $0.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of April 20, 2005, none of our preferred shares were outstanding.

DEBT SECURITIES

         On April 27, 2005, we issued a promissory note to Cornell Capital Partners for the amount of $350,000 for a loan we received from Cornell Capital Partners, equal to that amount. The promissory note accrues interest at 12% per annum and is due and payable nine months from the date of the note. The promissory note is secured by 18,944,313 shares of our common stock. Pursuant to the terms of the promissory note, we have also issued to Cornell Capital Partners a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.20. The warrants are exercisable for a period of 5 years.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Cord Blood. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cord Blood pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Cord Blood that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Cord Blood's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Cord Blood by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no changes or disagreements with our accountants.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2004 and for the fiscal years ended December 31, 2004 and 2003, included in this prospectus and incorporated by reference in the registration statement, have been audited by Tedder, James, Worden and Associates, P.A., as stated in their independent auditor's reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

         The transfer agent for our common stock is Interwest Transfer Company, Inc. Their address is 1981 East 4800 South, Suite 100, P. O. Box 17136, Salt Lake City, Utah 84117, and their telephone number is 801-272-9294.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart Nicholson Graham LLP will pass upon the validity of the shares of common stock offered hereby. Kirkpatrick & Lockhart Nicholson Graham LLP is located at 201 South Biscayne Boulevard, Miami Center, Suite 2000, Miami, Florida 33131.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Cord Blood and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Cord Blood with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Cord Blood which filed electronically with the SEC at the following Internet address:
(http:www.sec.gov).

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

                                TABLE OF CONTENTS

Report of Independent Registered Certified Public Accounting Firm          F-1
Financial Statements:
  Consolidated Balance Sheet                                               F-2
  Consolidated Statements of Operations                                    F-3
  Consolidated Statements of Changes in Capital Deficit                    F-4
  Consolidated Statements of Cash Flows                                    F-5
Notes to Consolidated Financial Statements                                 F-7

        REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cord Blood America, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Cord Blood America, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in capital deficit, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cord Blood America, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As Discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, and has suffered negative cash flows from operating activities. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do no include any adjustments that might result from the outcome of this uncertainty.


/s/ Tedder, James, Worden and Associates, P.A.

Orlando, Florida
March 18, 2005, except for Note 15 (Debt, third paragraph) as to which the date is March 24, 2005.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004

                                     ASSETS

Current assets:
  Cash                                                              $   112,673
  Certificates of deposit                                                75,000
  Accounts receivable, net of allowance for doubtful
    accounts of $13,516                                                  94,262
                                                                    -----------
    Total current assets                                                281,935

Property and equipment, net                                              16,227
Deposit                                                                  20,000
Other assets                                                              2,062
                                                                    -----------
  Total assets                                                      $   320,224
                                                                    ===========
                         LIABILITIES AND CAPITAL DEFICIT

Current liabilities:
  Accounts payable                                                  $   361,161
  Accrued expenses                                                      271,218
  Deferred revenue                                                      135,177
  Due to related party                                                   15,215
  Capital lease obligations, current portion                              3,630
  Notes payable                                                         936,975
                                                                    -----------
    Total current liabilities                                         1,723,376

Capital lease obligations, net of current portion                         4,159

  Total liabilities                                                   1,727,535

Capital deficit:
  Preferred stock, $.0001 par value, 5,000,000 shares
    authorized, no shares issued and outstanding                             --
  Common stock, $.0001 par value, 100,000,000 shares
    authorized, 25,429,600 shares issued and outstanding                  2,543
 Additional paid-in capital                                             398,939
 Accumulated deficit                                                 (1,808,793)
                                                                    -----------
    Total capital deficit                                            (1,407,311)
                                                                    -----------
    Total liabilities and capital deficit                           $   320,224
                                                                    ===========


        See the accompanying notes to consolidated financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the years ended December 31, 2004 and 2003


                                                   2004             2003
                                               ------------     -----------
Revenues                                       $    751,850         281,175
Cost of revenues                                   (597,348)       (198,770)
                                               ------------     -----------
  Gross profit                                      154,502          82,405
Selling, general and administrative expenses     (1,860,944)        128,243
                                               ------------     -----------
  Loss from operations                           (1,706,442)        (45,838)
Interest expense                                    (56,513)             --
                                               ------------     -----------
  Net loss before income taxes                   (1,762,955)        (45,838)
Income taxes                                             --              --
                                               ------------     -----------
  Net loss                                     $ (1,762,955)        (45,838)
                                               ============     ===========
Basic and diluted loss per share               $      (0.07)          (2.78)
                                               ============     ===========
Weighted average common shares outstanding       24,933,182          16,500
                                               ============     ===========










        See the accompanying notes to consolidated financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIT
                 For the years ended December 31, 2004 and 2003

                                           COMMON STOCK
                                    ------------------------
                                                                ADDITIONAL
                                                                  PAID IN    ACCUMULATED
                                       SHARES       AMOUNT        CAPITAL      DEFICIT       TOTAL
                                    -----------   ----------      --------   ----------    ----------
Shares issued at inception               16,500   $       83            --           --            83
Contributions                                --           --         5,354           --         5,354
Net loss                                     --           --            --      (45,838)      (45,838)
                                    -----------   ----------      --------   ----------    ----------

Balances at December 31, 2003            16,500           83         5,354      (45,838)      (40,401)
Sale of common stock                      2,290      185,000            --           --       185,000
Stock issued for services                 2,000       10,000            --           --        10,000
Recapitalization of Cord Partners,
Inc.                                 24,996,410     (192,581)      192,581           --            --
Stock issued for services                20,000            2         4,998           --         5,000
Sale of common stock                    392,400           39        98,061           --        98,100
Issuance of stock options for
services                                     --           --        13,912           --        13,912
Issuance of debt with detachable
warrants                                     --           --        84,033           --        84,033
Net loss                                     --           --            --   (1,762,955)   (1,762,955)
                                    -----------   ----------      --------   ----------    ----------
Balances at December 31, 2004        25,429,600   $    2,543       398,939   (1,808,793)   (1,407,311)
                                    ===========   ==========      ========  ===========   ===========







        See the accompanying notes to consolidated financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2004 and 2003

                                                                                   2004             2003
                                                                                -----------      ---------
Cash flows from operating activities:
  Net loss                                                                      $(1,762,955)       (45,838)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Issuance of stock and stock options for services                                 28,912             --
    Provision for uncollectible accounts                                             11,605          1,910
    Depreciation and amortization                                                    22,414             --
    Changes in operating assets and liabilities:
      Accounts receivable                                                           (95,812)       (11,965)
      Deposits                                                                      (20,000)            --
      Other assets                                                                   (2,062)            --
      Accounts payable                                                              325,040         36,121
      Accrued expenses                                                              271,218             --
      Deferred revenue                                                              115,643         19,534
      Due to related party                                                           15,215             --
                                                                                -----------      ---------
        Net cash used in operating activities                                    (1,090,782)          (238)

Cash flows from investing activities:
  Purchase of property and equipment                                                 (9,658)            --
  Purchase of certificates of deposit                                               (75,000)            --
                                                                                -----------      ---------
        Net cash used in investing activities                                       (84,658)            --

Cash flows from financing activities:
  Proceeds from the issuance of notes payable                                     1,021,000             --
  Payments of notes payable                                                         (21,000)            --
  Payments on capital lease obligations                                                (186)            --
  Proceeds from advance from officer                                                     --          5,000
  Payments on advance from officer                                                   (5,000)            --
  Proceeds from issuance of common stock                                            283,100             83
  Contributions                                                                          --          5,354
                                                                                -----------      ---------
        Net cash provided by financing activities                                 1,277,914         10,437
                                                                                -----------      ---------
        Net increase in cash                                                        102,474         10,199

Cash, at beginning of year                                                           10,199             --
                                                                                -----------      ---------
Cash, at end of year                                                            $   112,673         10,199
                                                                                ===========      =========









        See the accompanying notes to consolidated financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                 For the years ended December 31, 2004 and 2003

                                                                                 2004          2003
                                                                                --------     --------
Supplemental disclosures of cash flow information:
  Cash paid for interest                                                        $  8,005           --
                                                                                ========     ========
  Cash paid for income taxes                                                    $     --           --
                                                                                ========     ========
Supplemental disclosures of non-cash investing and financing activities:
  Discount on notes payable issued with detachable warrants                     $ 84,033           --
                                                                                ========     ========
  Acquisition of computer equipment under capital lease obligations             $  7,975           --
                                                                                ========     ========














        See the accompanying notes to consolidated financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) ORGANIZATION AND DESCRIPTION OF BUSINESS

Cord Blood America, Inc., formerly D&A Lending, Inc., (the "Company") was incorporated in the State of Florida on October 12, 1999. The Company is in the business of collecting, processing, and cryogenically storing umbilical cord blood. The Company's headquarters are located in Los Angeles, California. Effective March 31, 2004, the Company entered into an Agreement for the Exchange of Common Stock (the "Agreement") with Cord Partners, Inc. ("Cord") where the Company issued 20,790,000 shares, for all of the outstanding stock of Cord. As a result of the Agreement, the shareholders of Cord owned approximately 83% of the outstanding shares of the Company, and Cord has been deemed the accounting acquirer (a reverse acquisition in which Cord is considered the acquirer for accounting purposes). Accordingly, the historical financial information presented for the periods prior to March 31, 2004 is that of Cord, which was incorporated on January 1, 2003. The results of operations of the Company have been included with the results of operations of Cord in the accompanying consolidated financial statements from the date of acquisition. As a result of this reverse acquisition, there were no assets acquired or liabilities assumed.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. See Note 2 to the financial statements for a discussion of management's plans and intentions.

(B) BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Cord, CBA Professional Services, Inc. ("Services"), and CBA Properties, Inc. ("Properties"). Significant inter-company balances and transactions have been eliminated upon consolidation.

(C) CERTIFICATES OF DEPOSIT

The Company holds certificates of deposit with original maturities of nine months. The certificates of deposit mature in September 2005.

(D) ACCOUNTS RECEIVABLE

Accounts receivable consist of the amounts due for the processing and storage of umbilical cord blood. The allowance for doubtful accounts is estimated based upon historical experience. The allowance is reviewed periodically and adjusted for accounts deemed uncollectible by management.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(E) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred while major replacement and improvements are capitalized as additions to the related assets. Retirements, sales, and disposals of assets are recorded by removing the cost and accumulated depreciation from the related asset and accumulated depreciation accounts with any gain or loss credited or charged to income upon disposition.

(F) DEFERRED REVENUE

Deferred revenue consists of payments for enrollment in the program and processing and storage of umbilical cord blood by customers whose samples have not been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year.

(G) REVENUE RECOGNITION

The Company provides a combination of products and services to customers. This combination arrangement is evaluated under Emerging Issues Task Force Issues ("EITF") No. 00-21, "Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 addresses certain aspects of accounting for arrangements under multiple revenue generating activities. The Company elected early adoption of EITF 00-21.

The Company recognizes revenue from processing fees upon the completion of processing and storage fees ratably over the contractual storage period. Enrollment fees are deferred and recognized once the processing of the umbilical cord blood is complete.

(H) COST OF SERVICES

Costs are incurred as umbilical cord blood is collected. These costs include the transport of the umbilical cord blood from the hospital to the lab, the labs processing fees and royalties. The Company expenses these costs in the period incurred and do not defer any costs of sales.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(I) ADVERTISING

Advertising costs are expensed when incurred. Advertising expense totaled approximately $600,000 and $69,000 for the years ended December 31, 2004 and 2003.

(J) INCOME TAXES

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(K) ACCOUNTING FOR STOCK COMPENSATION PLAN

The Company accounts for its stock option plans using the intrinsic value based method of accounting, under which no compensation expense is recognized for stock option awards granted at fair market value. For purposes of pro forma disclosures under Statement of Financial Accounting Standards No. ("SFAS") 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation--Transition and Disclosure, the estimated fair value of the stock options is amortized to compensation expense over the options' vesting period. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all outstanding awards for the years ended December 31:

                                                                                                 2004              2003
                                                                                             ------------       ----------
Net loss, as reported                                                                        $ (1,762,955)         (45,838)
Add: stock-based employee compensation expense included in reported net loss net of
  related tax effects                                                                                  --               --
Deduct: total stock-based employee compensation expense determined under the fair value
  method for all awards, net of related tax effects                                               (27,823)              --
                                                                                             ------------       ----------
  Pro forma net loss                                                                         $ (1,790,778)         (45,838)
                                                                                             ============       ==========
Basic and diluted loss per common share, as reported                                         $      (0.07)           (2.78)
                                                                                             ============       ==========
Basic and diluted loss per common share, pro forma                                           $      (0.07)           (2.78)
                                                                                             ============       ==========

(L) NET LOSS PER SHARE

Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average common shares outstanding of 24,933,182 and 16,500 for the years ended December 31, 2004 and 2003, respectively. The Company has 1,750,000 and -0- outstanding options to acquire common stock at December 31, 2004 and 2003, respectively, which are not included in the computation of net loss per common share because the effects of inclusion are anti-dilutive.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(M) CONCENTRATIONS OF RISK

Relationships and agreements which potentially expose the Company to concentrations of credit risk consist of the Company's use of one source for the processing and storage of all umbilical cord blood, one source for its collection kits, and one source for the development and maintenance of a website. The Company believes alternative sources are available for each of these concentrations.

(N) USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(O) NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement No. 123R, "Share-Based Payment," which requires companies to recognize in the statement of operations all share-based payments to employees, including grants of employee stock options, based on their fair values. Accounting for share-based compensation transactions using the intrinsic method supplemented by pro forma disclosures will no longer be permissible. The new statement will be effective for public entities in periods beginning after December 15, 2005. The impact of adopting FASB Statement No. 123R will only be known when new options are issued in the periods after the effective date.

(2) MANAGEMENT'S PLANS AND INTENTIONS

The Company's consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $1,809,000 as of December 31, 2004. In addition, the Company has consumed cash in its operating activities of approximately $1,091,000 and has a working capital deficit of approximately $1,441,000 as of December 31, 2004. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

Management has been able, thus far, to finance the losses, as well as the growth of the business, through private placements of its common stock and by issuing debt to fund its working capital needs. The Company is continuing to seek other sources of financing and attempting to increase revenues within its core business. In addition, the Company is exploring alternate ways of generating revenues through franchising its existing business model and acquiring other businesses intended to diversify its revenue streams. The ongoing execution of the Company's business plan is expected to result in operating losses for the foreseeable future. There are no assurances that the Company will be successful in achieving its goals.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2) MANAGEMENT'S PLANS AND INTENTIONS, CONTINUED

In view of these conditions, the Company's ability to continue as a going concern is dependent upon its ability to obtain additional financing or capital sources, to meet its financing requirements, and ultimately to achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event the Company cannot continue as a going concern.

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2004:

                                                   ESTIMATED
                                                  USEFUL LIVES         2004
                                                  ------------      ----------
        Furniture and fixtures                           5 years    $    5,367
        Computer equipment                               3 years        12,266
                                                                    ----------
                                                                        17,633
        Less accumulated depreciation                                   (1,406)
                                                                    ----------
                                                                    $   16,227
                                                                    ==========

For the year ended December 31, 2004 depreciation expenses totaled $1,406. There was no depreciation expense for the year ended December 31, 2003.

(4) ACCRUED EXPENSES

The components of accrued expenses at December 31, 2004 are summarized as follows:

                                                                  2004
                                                              ----------
        Accrued salaries and benefits                         $  117,230
        Accrued consulting fees                                  115,665
        Accrued interest                                          27,500
        Other                                                     10,823
                                                              ----------
                                                              $  271,218
                                                              ==========


Accrued consulting fees consist of amounts owed to consultants for services provided the year ended December 31, 2004. The liability was settled subsequent to year-end through the issuance of 462,661 shares of the Company's common stock.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5) CAPITAL LEASE OBLIGATIONS

During 2004, the Company entered into capital leases for computer equipment. The capital leases expire at various dates in 2007. Assets under capital lease are capitalized using interest rates appropriate at the inception of the lease. At December 31, 2004, these leased assets are included in property and equipment as computer equipment amounting to $7,975.

Accumulated amortization and amortization expense amounted to $620 as of and for the year ended December 31, 2004. Amortization expense is included as a component of depreciation expense. As of December 31, 2004, future minimum lease payments under capital lease obligations are as follows:

         YEAR ENDED DECEMBER 31,
         2005                                                       $   3,630
         2006                                                           3,630
         2007                                                           3,120
                                                                    ---------
         Total minimum lease payments                                  10,380
         Less amounts representing interest                            (2,591)
                                                                    ---------
                                                                        7,789
         Less current portion of capital lease obligations             (3,630)
                                                                    $   4,159
                                                                    =========

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) NOTES PAYABLE

In August 2004, the Company entered into the first of three unsecured promissory notes (the "First Note") for $500,000 bearing interest at 8% per annum. In September 2004, the Company entered into the second of three promissory notes (the "Second Note") for $250,000 bearing interest at 10% per annum to the same party. In October 2004, the company entered into the last of three promissory notes (the "Third Note") for $250,000 bearing interest at 10% to the same Party.

The First Note requires monthly payments of interest and principal commencing in February 2005. The Second Note requires monthly payments of principal and interest commencing on the earlier of full payment of the First Note or February 2005. The Third Note requires monthly payments of principal and interest commencing on the earlier of full payment of the First Note and the Second Note or February 2005. Payments on all three notes are calculated as 5% of the Company's consolidated revenues determined in accordance with generally accepted accounting principles for the immediately preceding calendar month. Payments are applied to the First Note, until paid in full, then to the Second Note, until paid in full, and then to the Third Note. The entire principal of the First Note together with any and all unpaid interest accrued thereon, shall be finally due and payable on August 15, 2005. The entire principal of the Second Note together with any and all unpaid interest accrued thereon, shall be finally due and payable on September 15, 2005. The entire principal of the Third Note together with any and all unpaid interest accrued thereon, shall be finally due and payable on October 15, 2005. The principal amount of these promissory notes and any interest accrued thereon may be prepaid in whole or in part at any time prior to maturity without premium or penalty of any kind. There were no principal payments made on these notes during 2004.

The Second Note and the Third Note each contained detachable warrants to purchase 500,000 shares (1,000,000 in total) of common stock at an exercise price of $.1875 per share and can be exercised at any time prior to September 2009. The estimated relative fair value of the warrants of approximately $84,000 was recorded as a debt discount and is being amortized to interest expense over the terms of the Second Note and the Third Note.

As of December 31, 2004, approximately $27,500 of interest has been incurred on these notes and is included in accrued expenses in the accompanying balance sheet.

(7) COMMITMENTS AND CONTINGENCIES

AGREEMENTS

The Company is operating under an agreement with a not-for-profit company to test and store all umbilical cord blood samples collected. The agreement has a 10-year term, beginning June 30, 2002, and can be terminated by either party giving a 90-day notice. If the agreement is not terminated within 120-days of the end of the initial term, the agreement will renew on an annual basis for successive one-year terms.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(7) COMMITMENTS AND CONTINGENCIES, CONTINUED

AGREEMENTS, CONTINUED

In March 2004, the Company entered into a Patent License Agreement with the holder of patents utilized in the collection, processing, and storage of umbilical cord blood to settle litigation against the Company for alleged patent infringements. The Patent License Agreement calls for royalties of 15% of processing and storage revenue with a minimum royalty of $225 per specimen collected, on all specimens collected after January 1, 2004 until the patents expire in the year 2010. During the year ended December 31, 2004, the Company incurred approximately $121,800 in royalties relating to the Patent License Agreement of which approximately $48,600 is included in accounts payable at December 31, 2004.

In February 2004, the Company entered into a Receivables Agreement with a financing company whereby, at the customer's discretion, the products and services purchased from the Company can be financed through an unrelated finance company. The Company paid a $500 origination fee in conjunction with executing the Receivables Agreement. During the year ended December 31, 2004 the Company sold approximately $32,900 in receivables, of which approximately $4,600 is held for default by the financing company which is included in accounts receivable. The receivables will be released to the Company one year from the date the receivable is initially sold. During the year ended December 31, 2004, the Company incurred approximately $3,600 in discounts relating to the sale of these receivables.

OPERATING LEASE

In 2004, the Company entered into non-cancelable operating leases for office space and computer software which expire through October 2009. Commitments for minimum future rental payments, by year and in the aggregate, to be paid under the operating leases as of December 31, 2004, are as follows:

                   2005                    $    75,807
                   2006                         77,975
                   2007                         78,433
                   2008                         78,957
                   2009                         53,680
                                           -----------
                                           $   364,852
                                           ===========


The total lease payments are recorded as rent expense on a straight-line basis over the lease periods, resulting in a deferred rent liability of approximately $4,400, which is included in accrued expenses in the accompanying balance sheet. Total lease expense for operating leases, including those with terms of less than one year, amounted to approximately $49,000 and $5,300 for the years ended December 31, 2004 and 2003, respectively.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) COMMITMENTS AND CONTINGENCIES, CONTINUED

LITIGATION

The Company is party to a legal action arising in the ordinary course of its business. While the results of this matter cannot be predicted with certainty, management believes that the final outcome of the action will not have a material adverse effect on the Company's financial position.

EMPLOYMENT AGREEMENTS

The Company has entered into five-year employment agreements with two executive officers, the Chairman of the Board and Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("COO"). Pursuant to an employment agreement, the CEO of the Company receives an annual salary of $125,000 through December 31, 2004. The annual salary increases to $150,000 as of January 1, 2005 and to $175,000 as of January 1, 2006.

The annual salary is thereafter adjusted in accordance with changes in the cost of living index. The CEO is entitled to receive performance bonuses as may from time to time be determined by the Board of Directors and certain fringe benefits. The employment agreement is subject to non-competition and confidentiality requirements.

Pursuant to an employment agreement, the COO of the Company receives an annual salary of $125,000 through December 31, 2004. The annual salary increases to $150,000 as of January 1, 2005 and to $175,000 as of January 1, 2006. The annual salary is thereafter adjusted in accordance with changes in the cost of living index. The COO is entitled to receive performance bonuses as may from time to time be determined by the Board of Directors and certain fringe benefits. The employment agreement is subject to non-competition and confidentiality requirements.

The Company has entered into a one-year employment agreement with the vice president of the Company ("VP"). Pursuant to the agreement, the VP receives an annual salary of $80,000 through April 2005.

(8) INCOME TAXES

For the year ended December 31, 2004, the Company incurred no current or deferred income tax expense.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) INCOME TAXES, CONTINUED

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities as of December 31, 2004 were as follows:

          Deferred tax assets:
            Accrued officer compensation                        $   18,000
            Net operating loss carry forward                       533,000
            Allowance for bad debts                                  5,000
            Debt issue costs                                        24,000
                                                                ----------
              Gross deferred tax assets                            580,000

          Less valuation allowance                                (578,000)
                                                                ----------
              Net deferred tax assets                                2,000

          Deferred tax liabilities:
            Property and equipment, principally due to
              differences in depreciation                           (2,000)
                                                                ----------
              Net deferred tax                                  $       --
                                                                ==========


At December 31, 2004, the Company had net operating loss carry forwards of approximately $1,338,000 for federal income tax purposes, which are available to offset future taxable income, if any, through 2024.

(9) SALES CONTRACTS

The Company has sales contracts totaling approximately $81,200 and $27,400 as of December 31, 2004 and 2003, respectively, relating to customers who have initiated a sale with the Company for which the Company has performed no services. In accordance with the Company's revenue recognition policy, these sales contracts are excluded from the accompanying financial statements. A receivable and deferred revenue will be recorded when the collection kit is shipped and/or payment is received from the customer. These sales contracts will be recognized as revenue and deferred revenue as the umbilical cord blood is processed and stored.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10) RELATED PARTY TRANSACTIONS AND COMMITMENTS

In January 2003, the Company entered into a Web Development and Maintenance Agreement (the "Web Agreement") for the development and maintenance of a website with a company whose president is a member of the board of directors of Cord Blood America, Inc. The Web Agreement stipulates the Company does not own the website; however, the Company maintains a license to utilize the site as long as the Web Agreement is in effect. The Web Agreement calls for commissions to be paid on sales and requests for information resulting in a sale generated through the website. The Web Agreement has an initial 3-year term and renews automatically for additional 3-year periods unless either party provides written notice at least 30 days prior to the end of the term.

In March 2004, the Company cancelled the existing Web Agreement and signed a new Web Design and Maintenance Agreement. The new agreement replaces the commission payments with a flat monthly fee of $5,000 per month from March 2004 through May 2004 and $10,000 per month from June 2004 until termination of the Web Agreement. The new agreement also calls for the issuance of 150,000 stock options with an exercise price of $.25 per share followed by another 150,000 stock options to be issued one year later at an exercise price of $1.00 per share (see Note 11). The new Web Agreement expired in March 2005. The Company continues to operate under the terms of this new Web Agreement.

During 2004 and 2003, the Company paid approximately $60,800 and $20,600, respectively, relating to both web development agreements. At December 31, 2004, the Company owed approximately $15,200 relating to these web development agreements which is included in due to related party in the accompanying balance sheet.

During 2003, an officer of the Company contributed $5,354 to the Company to provide working capital.

In December 2003, the Company received $5,000 as a short term, non-interest bearing advance from an officer of the Company. This advance was repaid during 2004.

(11) STOCK OPTION AGREEMENTS

During 2004, the Company entered into a series of stock option agreements with directors and certain employees of the Company. The agreements call for the issuance of a total of 1,600,000 options which vest over a 4-year period at an exercise price of $.25 per share.

During 2004, the Company entered into a stock option agreement in connection with a Web Development Agreement (see Note 10). The agreement calls for the issuance of 150,000 options which vest over a 4-year period at an exercise price of $.25 per share. In connection with these options issued, the Company recognized an expense of approximately $13,900, which is included in the accompanying financial statements.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11) STOCK OPTION AGREEMENTS, CONTINUED

The following table summarizes stock option activity for the year ended December 31, 2004. No stock options were outstanding during the year ended December 31, 2003.

                                                                     WEIGHTED
                                                                     AVERAGE
                                                  SHARES UNDER    EXERCISE PRICE
                                                     OPTION         PER SHARE
                                                   ----------        ----------
        Outstanding at December 31, 2003                   --        $       --
          Granted                                   1,750,000              0.25
          Exercised                                        --                --
          Expired/forfeited                                --                --
                                                   ----------        ----------
        Outstanding at December 31, 2004            1,750,000        $     0.25
                                                   ==========        ==========

The weighted average fair value at the date of grant for the options granted during the year ended December 31, 2004 was approximately $.09 per common share. The Company estimates the fair value of each stock option at the grant date using the Black-Scholes option-pricing model based on the following assumptions:


        Risk free interest rate                                4.69%
        Expected life                                       10 years
        Dividend yield                                            0%

The following table summarizes the stock options outstanding and exercisable at December 31, 2004:

                                  OUTSTANDING                                                    EXERCISABLE
   -----------------------------------------------------------------------------     ------------------------------------
                                            WEIGHTED AVERAGE
                                                REMAINING        WEIGHTED AVERAGE                         WEIGHTED AVERAGE
   EXERCISE PRICE      NUMBER OF OPTIONS    CONTRACTUAL LIFE      EXERCISE PRICE     NUMBER OF OPTIONS     EXERCISE PRICE
   --------------      -----------------    ----------------      --------------     -----------------     --------------
       $ 0.25              1,750,000        9 years, 3 months         $ 0.25                --                 $ 0.25
======================================================================================================================

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) PREFERRED STOCK

At inception, the Company had 5,000,000 shares of preferred stock authorized. In March 2004, the board of directors of the Company amended their articles of incorporation to establish a $.0001 par value for the preferred stock. No preferred stock has been issued.

(13) COMMON STOCK

At inception, the Company had 50,000,000 shares of non-par common stock authorized.

In January 2004, the Company issued 2,000 shares of common stock for professional services. The services were valued at $10,000. In March 2004, the Company sold 2,290 shares of common stock for $185,000.

In March 2004, the board of directors of the Company amended their articles of incorporation to authorize 100,000,000 shares of $.0001 par value common stock.

Effective March 31, 2004, the Company entered into an Agreement for the Exchange of Common Stock (the "Agreement") with Cord where the Company issued 20,790,000 shares, for all of the outstanding stock of Cord. In April 2004, the board of directors of the Company declared and paid a two for one stock split, affected as a stock dividend to its shareholders. Amounts in the accompanying financial statements have been retroactively changed to reflect this stock split.

In April 2004, the Company issued 20,000 shares of common stock to former employees of Cord in connection with the termination of employment agreements. The stock was valued at $5,000, was charged to income in the three month period ended June 30, 2004 and is included in selling, general, and administrative expenses.

In June 2004, the Company sold 280,000 shares of common stock through a private placement at $.25 per share for $70,000.

In December 2004, the Company sold 112,400 shares of common stock through a private placement at $.25 per share for $28,100.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) SEGMENT REPORTING

SFAS 131 "Disclosures about Segments of an Enterprise and Related Information," requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance.

The Company has one operating segment. All of its long-lived assets are located in, and substantially all of its revenues are generated from within, the United States of America. The following table represents net revenues generated from our one operating segment for the years ended December 31, 2004 and 2003:

                                                2004             2003
                                             ----------       ---------
          Enrollment fees                    $  218,830          87,630
          Storage and other fees                 32,508          11,490
          Processing fees                       500,512         182,055
                                             ----------       ---------
                                             $  751,850         281,175
                                             ==========       =========


(15) SUBSEQUENT EVENTS

SALES OF EQUITY SECURITIES

In January 2005, the Company sold 185,000 shares of common stock through private placements. The shares were sold for $53,000.

BUSINESS ACQUISITION

In February 2005, the Company entered into a purchase and sale agreement (the "Agreement") to acquire 100% of the outstanding shares of Career Channel, Inc., also known as RainMakers, International ("RainMakers") through a share exchange. Because RainMakers and the Company were entities under common control this transaction will be accounted for in a manner similar to a pooling of interests. The Company issued 3,656,000 shares of common stock for all of the outstanding shares of RainMakers. RainMakers is in the business of advertising, specializing in television and radio advertising companies. As a result of the acquisition, the company expects to position itself in front of more expectant families through RainMakers marketing channels.

                    CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) SUBSEQUENT EVENTS, CONTINUED

BUSINESS ACQUISITION, CONTINUED

The following table summarizes the carrying values of the assets acquired at the date of acquisition.

          AT FEBRUARY 28, 2005                                    (UNAUDITED)
          Current assets                                          $   116,900
          Non-current assets                                            5,800
                                                                  -----------
            Total assets                                          $   122,700
                                                                  ===========
          Current liabilities                                     $    28,500
          Non-current liabilities                                          --
                                                                  -----------
            Total liabilities                                          28,500
          Stockholders' equity                                         94,200
                                                                  -----------
            Total liabilities and stockholders' equity            $   122,700
                                                                  ===========

DEBT

Subsequent to year-end, Services obtained a promissory note for $100,000 from a director of the Company to fund the operations. The promissory note bears interest at 6% and is due in January 2006. The Company guaranteed the promissory note to the director. In March 2005, Services re-paid $95,000 of this promissory note.

In March 2005, Cord received a $70,000 advance on future credit card sales. Repayment terms on this advance call for 17% of certain credit card sales until the sum of $94,682 has been paid.

In March 2005, the Company entered into a Standby Equity Distribution Agreement (the "Equity Agreement") whereby the Company shall sell up to $5,000,000 of the Company's common stock to an investment group at the Company's discretion over a 24 month period. The Equity Agreement allows the Company to sell shares of common stock to the investor group in incremental advances not to exceed $250,000. The shares of common stock issued at each advance are calculated based on 98% of the lowest volume weighted average price of the Company's common stock for the 5 day period after the request for an advance was received. The investment company also receives a 5% fee for each advance. The Equity Agreement called for the issuance of 1,239,029 shares of common stock as a one time commitment fee. Prior to any advances, as funded through the issuance of shares of common stock, the Company must file, and the Securities and Exchange Commission must declare effective a registration statement registering the resale of the Company's securities in accordance with the Equity Agreement.

In connection with the Equity Agreement, the Company entered into a Placement Agency Agreement (the "Agent Agreement") with a registered broker-dealer to act as the placement agent for the Company as the shares issued in connection with the Equity Agreement are issued. The Agent Agreement calls for a placement agent fee of $10,000 paid by the issuance of 51,626 shares of the Company's common stock.

(15) SUBSEQUENT EVENTS (UNAUDITED)

In April 2005, the Company issued a promissory note in the amount of $350,000 that accrues interest at 12% per year, which matures in January 2006. The promissory note is secured by 18,994,313 shares of the Company's common stock. In connection with this note, the Company issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $.20. The warrants expire in April 2010. The Company currently has not received the proceeds from the issuance of this note.

In April 2005, the board of directors of the Company approved the Company's 2005 Stock Option Plan (the "Option Plan"), which authorized the issuance of up to 8,000,000 options to purchase shares of the Company's common stock to employees and directors of the company. During the first quarter of 2005, the Company issued a total of 1,019,918 stock options under the Option Plan. The options issued have an exercise price ranging from $.25 to $.34 per share and vest over a 4-year period.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT CORD BLOOD AMERICA, INC., EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                 -----------------------

This prospectus does not constitute an offer          ----------------------
to sell, or a solicitation of an offer to buy
any securities:                                             PROSPECTUS

   [ ] except the common stock offered by             ----------------------
       this prospectus;

   [ ] in any jurisdiction in which the offer or solicitation is not authorized;

   [ ] in any jurisdiction where the dealer
       or other salesperson is not             27,800,859 SHARES OF COMMON STOCK
       qualified to make the offer
       or solicitation;

   [ ] to any person to whom it is                  CORD BLOOD AMERICA, INC.
       unlawful to make the offer or
        solicitation; or

   [ ] to any person who is not a United States
       resident or who is outside the jurisdiction       MAY ___, 2005
       of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     [ ] there have been no changes in the affairs of Cord Blood after the date of this prospectus; or

     [ ] the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Cord Blood. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cord Blood pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

       Securities and Exchange Commission Registration Fee        $        621
       Printing and Engraving Expenses                            $      2,500
       Accounting Fees and Expenses                               $     15,000
       Legal Fees and Expenses                                    $     50,000
       Miscellaneous                                              $     16,879

                   TOTAL                                          $     85,000
RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

         In January 2003, three founders and employees of Cord Partners acquired a total of 16,500 shares of common stock of Cord Partners for an aggregate consideration of $82.50. Each of the certificates representing shares of common stock of Cord Partners contained a legend restricting transferability under the Securities Act of 1933.

         In January 2004, three persons were issued a total of 2,000 shares of common stock of Cord Partners for services. The services had an aggregate value of $10,000. Each of the certificates representing shares of common stock of Cord Partners contained a legend restricting transferability under the Securities Act of 1933.

         In March 2004, one investor acquired a total of 2,290 shares of common stock of Cord Partners for $185,000. Each of the certificates representing shares of common stock of Cord Partners contained a legend restricting transferability under the Securities Act of 1933.

         As of March 31, 2004, Cord Blood acquired all of the shares of common stock of Cord Partners from its shareholders in exchange for 20,790,000 shares of common stock of Cord Blood pursuant to an Exchange Agreement dated March 31, 2004. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transfer ability under the Securities Act of 1933.

         During March 2004, we entered into a stock option agreement in connection with a Web Development Agreement. The agreement calls for the issuance of 150,000 options which vest over a 4-year period at an exercise price of $.25 per share. In connection with these options issued, we recognized an expense of approximately $13,900.

         In April 2004, two former employees of Cord Partners were issued a total of 20,000 shares of common stock of Cord Blood, valued at $5,000, in exchange for the termination of certain agreements and the exchange of general releases, pursuant to the exemption from registration set forth in Rule 504 under Regulation D. Neither of these persons was an accredited investor. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transferability under the Securities Act of 1933.

         On April 29, 2004, we issued options to purchase 1,600,000 of our common stock. The options were issued to our employees as part of their total compensation. The options vest at a rate of 25% per year and have an exercise price of $0.25.

         On June 30, 2004, eight investors acquired a total of 280,000 shares of common stock of Cord Blood for $70,000. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transferability under the Securities Act of 1933.

         In August 2004, we entered into a Loan Agreement with a lender that required us to issue three promissory notes for a total loan amount of $1,000,000. The first promissory note for $500,000 bears interest at 8% per annum. In September 2004, we entered into the second of the three promissory notes for $250,000 bearing interest at 10% per annum to the same party. In October 2004, we entered into the last of the three promissory notes for $250,000 bearing interest at 10% to the same party.

         On September 17, 2004, as part of a Loan Agreement, a lender acquired warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.1875 per share for a period of five years. The document evidencing the warrants contained a legend restricting transferability under the Securities Act of 1933.

         In December 2004, we sold 112,400 shares of our common stock in a private placement for $28,100.

         In January 2005, we sold 185,000 shares of our common stock through a private placement. The shares were sold for a total of $53,000.

         On January 10, 2005, we issued options to purchase 1,001,000 shares of our common stock to our employees and a director as part of their compensation for services provided to the Company. The options vest at a rate of 25% per year and have an exercise price of $0.25.

         In February 2005, we entered into a purchase and sale agreement to acquire 100% of the outstanding shares of Career Channel, Inc., also known as RainMakers, International, through a share exchange. Because RainMakers, International and Cord Blood were entities under common control, this transaction will be accounted for in a manner similar to a pooling of interests. We issued 3,656,000 shares of common stock for all of the outstanding shares of RainMakers, International.

         In March 2005, we issued options to purchase 18,918 shares of our common stock to our employees as part of their compensation for services provided to the Company. The options vest at a rate of 25% per year over a 4 year period and have an exercise price of $.34.

         On March 25, 2005, we issued 20,000 shares of our common stock to Digital Wall Street in return for investor relations conference services. The total cash value of the stock on the date of issuance was $3,400.

         On March 25, 2005, we issued 250,000 share of our common stock to Mr. Jim Learish in return for consulting services performed in 2004. The total cash value of the stock on the date of issuance was $62,500.

         On March 25, 2005, we issued 212,661 shares of our common stock to Treamont Associates in return for consulting services performed in 2004. The total cash value of the stock on the date of issuance was $53,165.

         On March 25, 2005, we issued 400,001 shares of our common stock to Mr. Joe Vicente in return for his service on the Board of Directors. The total cash value of the stock on the date of issuance was $68,000.

         On March 25, 2005, we issued 48,000 shares of our common stock to Sweet Karma in return for operating and distributorship. The total cash value of the stock on the date of issuance was $10,560.

         On April 6, 2005, we issued 1,000,000 shares of our common stock to Bergen County as collateral for blood banking services. The total cash value of the stock on the date of issuance was $200,000.

         On April 8, 2005, we issued 1,000,000 shares of our common stock to Digital Wall Street in return for investor relations conference services. The total cash value of the stock on the date of issuance was $200,000

         On April 14, 2005, we issued a promissory note to Cornell Capital Partners for the amount of $350,000 for a loan we received from Cornell Capital Partners, equal to that amount. The promissory note accrues interest at 12% per annum and is due and payable nine months from the date of the note. The promissory note is secured by 18,944,313 shares of our common stock. Pursuant to the terms of the promissory note, we have also issued to Cornell Capital Partners a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.20. The warrant is exercisable for a period of 5 years.

         Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Cord Blood so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Cord Blood's securities.

                               INDEX TO EXHIBITS


EXHIBIT NO.  DESCRIPTION                                          LOCATION
-----------  -------------------------------------------------    -----------------------------------------------
2.0          Form of Common Stock Share Certificate of Cord       Filed as an exhibit to Registration Statement on
             Blood America, Inc.                                  Form 10-SB filed on May 6, 2004

3.0          Amended and Restated Articles of Incorporation of    Filed as an exhibit to Registration Statement on
             Cord Blood America, Inc.                             Form 10-SB filed on May 6, 2004

3.1          Amended and Restated Bylaws of Cord Blood America,   Filed as an exhibit to Registration Statement on
             Inc.                                                 Form 10-SB filed on May 6, 2004

5.1          Opinion of Kirkpatrick & Lockhart LLP re: Legality   Provided herewith

10.0         Patent License Agreement dated as of January 1,      Filed as an exhibit to Amendment Number 1 to
             2004 between PharmaStem Therapeutics, Inc. and       Registration Statement on Form 10-SB filed on
             Cord Partners, Inc.                                  August 23, 2004

10.1         Service Agreement dated as of February 15, 2004 by   Filed as an exhibit to Amendment Number 1 to
             and between Bergen Community Regional Blood Center   Registration Statement on Form 10-SB filed on
             and Cord Partners, Inc.                              August 23, 2004

10.2         Web Development and Maintenance Agreement dated      Filed as an exhibit to Registration Statement on
             March 18, 2004 by and between Gecko Media, Inc.      Form 10-SB filed on May 6, 2004
             and Cord Partners, Inc.

10.3         Employment Agreement dated April 29, 2004 by and     Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Matthew L.      Form 10-SB filed on May 6, 2004
             Schissler

10.4         Employment Agreement dated April 29, 2004 by and     Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Stephanie A.    Form 10-SB filed on May 6, 2004
             Schissler

10.5         Stock Option Agreement dated April 29, 2004 by and   Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Matthew L.      Form 10-SB filed on May 6, 2004
             Schissler

10.6         Stock Option Agreement dated April 29, 2004 by and   Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Stephanie A.    Form 10-SB filed on May 6, 2004
             Schissler

10.7         Stock Option Agreement dated April 29, 2004 by and   Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Joseph R.       Form 10-SB filed on May 6, 2004
             Vicente

10.8         Stock Option Agreement dated April 29, 2004 by and   Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Stephen Weir    Form 10-SB filed on May 6, 2004

10.9         Stock Option Agreement dated April 29, 2004 by and   Filed as an exhibit to Registration Statement on
             between Cord Blood America, Inc. and Gecko Media,    Form 10-SB filed on May 6, 2004
             Inc.

10.10        License Agreement by and between Cord Partners,      Filed as an exhibit to Amendment Number 1 to
             Inc. and Premier Office Centers, LLC                 Registration Statement on Form 10-SB filed on
                                                                  August 23, 2004

10.11        Purchase and Sale of Future Receivables Agreement    Filed as an exhibit to Amendment Number 1 to
             between AdvanceMe, Inc. and Cord Partners, Inc.      Registration Statement on Form 10-SB filed on
                                                                  August 23, 2004

10.12        Promissory Note dated August 12, 2004 made by Cord   Filed as an exhibit to Amendment Number 1 to
             Blood America, Inc. to the order of Thomas R.        Registration Statement on Form 10-SB filed on
             Walkey                                               August 23, 2004

10.13        Loan Agreement Dated September 17, 2004 by and       Filed as an exhibit to Amendment Number 2 to
             between Cord Blood America, Inc. and Thomas R.       Registration Statement on Form 10-SB filed on
             Walkey                                               October 6, 2004


EXHIBIT NO.  DESCRIPTION                                          LOCATION
-----------  -------------------------------------------------    -----------------------------------------------
10.14        Lease Agreement by and between Cord Partners, Inc.   Filed as an exhibit to Amendment Number 1 to
             and Nine Thousand Sunset, LLC                        Registration Statement on Form 10-SB filed on
                                                                  August 23, 2004

10.15        Promissory Note dated January 17, 2005 made by CBA   Filed as an exhibit to Current Report on Form 8-K
             Professional Services, Inc. to the order of Joseph   filed on January 17, 2005
             R. Vicente

10.16        Exchange Agreement dated February 28, 2005 by and    Filed as an exhibit to Current Report on Form 8-K
             between Cord Blood America, Inc. and Career          filed on March 1, 2005
             Channel, Inc.

10.17        Standby Equity Distribution Agreement dated March    Filed as an exhibit to Current Report on Form 8-K
             22, 2004 between Cornell Capital Partners, LP and    filed on March 28, 2005
             Cord Blood America, Inc.

10.18        Placement Agent Agreement dated March 22, 2005       Filed as an exhibit to Current Report on Form 8-K
             between Newbridge Securities Corporation, Cornell    filed on March 28, 2005
             Capital Partners, LP and Cord Blood America, Inc.

10.19        Registration Rights Agreement dated March 22, 2004   Filed as an exhibit to Current Report on Form 8-K
             between Cornell Capital Partners, LP and Cord        filed on March 28, 2005
             Blood America, Inc.

10.20        Escrow Agreement dated March 22, 2004 between Cord   Filed as an exhibit to Current Report on Form 8-K
             Blood America, Inc., Cornell Capital Partners, LP    filed on March 28, 2005
             and David Gonzalez, Esq.

10.21        Promissory Note to Cornell Capital Partners for      Provided herewith
             $350,000

10.22        Warrant for 1,000,000 shares of common stock to      Provided herewith
             Cornell Capital Partners

10.23        Pledge and Escrow Agreement with Cornell Capital     Provided herewith
             Partners

14.1         Code of Ethics                                       Provided herewith

23.1         Consent of Kirkpatrick & Lockhart Nicholson          Incorporated by reference to Exhibit 5.1
             Graham, LLP

23.2         Consent of Tedder, James, Worden and Associates, PA  Provided herewith

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Sections
10(a)(3) of the Securities Act of
1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of
the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of
distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 29, 2005.

Date:  May 2, 2005                        CORD BLOOD AMERICA, INC.

                                          By: /s/ Matthew L. Schissler
                                              ---------------------------------
                                          Name:  Matthew L. Schissler
                                          Title: Chief Executive Officer


                                          By: /s/ Sandra D. Smith
                                              ----------------------------------
                                          Name:  Sandra D. Smith
                                          Title: Chief Financial Officer and
                                                 Principal Accounting Officer



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew L. Schissler his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                        TITLE                                 DATE
--------------------------      -------------------------------     ---------

/s/ Matthew L. Schissler        Chairman of the Board and Chief    May 2, 2005
--------------------------      Executive Officer
Matthew L. Schissler


/s/ Joseph Vicente              Director                           May 2, 2005
--------------------------
Joseph Vicente


/s/ Stephen Weir                Director                           May 2, 2005
----------------
Stephen Weir